Exhibit 10.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

OPTION AND ASSET PURCHASE AGREEMENT

dated as of November 14, 2022

by and between

RADIOMEDIX, INC.

and

FUSION PHARMACEUTICALS INC.

-i-

5.10	Intellectual Property	35
5.11	Insurance	36
5.12	Brokers	36
5.13	Solvency	36
5.14	No Reliance	36

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF BUYER		37

6.1	Qualification, Organization, etc.	37
6.2	Authority; Binding Effect	37
6.3	No Conflicts; Consents	38
6.4	Consents and Governmental Approvals	38
6.5	Orders; Litigation	38
6.6	Solvency	38
6.7	Brokers	38
6.8	No Reliance	38

ARTICLE VII PRE-CLOSING COVENANTS		39

7.1	Conduct Prior to the Closing	39
7.2	Efforts; Execution of Transfer Documents	40
7.3	Access	41
7.4	Exclusivity	41
7.5	Notification of Certain Matters	42
7.6	Insurance	42
7.7	Manufacturing Diligence	42
7.8	Manufacturing and Quality Agreements	43
7.9	Manufacturing Technology Transfer	43
7.10	Delivery of Data Site Copies	44
7.11	Biweekly Data Reports and Pre-Closing Data License	44
7.12	Clinical Trial Agreement	44

ARTICLE VIII OTHER AGREEMENTS		45

8.1	Books and Records; Access; Assistance	45
8.2	Privileged Matters	46
8.3	Non-Competition	46
8.4	TATCIST Study and Regulatory Transfers	46
8.5	Additional TATCIST Transfer Services	46
8.6	Further Assurances	47
8.7	[***].	47
8.8	Residual Know-How License	48

ARTICLE IX TAX MATTERS		48

9.1	Transfer Taxes	48
9.2	VAT	48
9.3	Tax Cooperation	48

-ii-

9.4	Straddle Period Allocation	48
9.5	Section 56.4 Election	49
9.6	Tax Provision Priority	49

ARTICLE X CONDITIONS TO CLOSING		49

10.1	Conditions to Each Party’s Obligations	49
10.2	Conditions to Seller’s Obligations	49
10.3	Conditions to Buyer’s Obligations	50
10.4	Frustration of Closing Conditions	50

ARTICLE XI TERMINATION		51

11.1	Termination Prior to the Closing	51
11.2	Procedure and Effect of Termination	52

ARTICLE XII INDEMNIFICATION		52

12.1	Survival; Effect of Materiality Qualifiers; Losses	52
12.2	Indemnification by Seller	53
12.3	Indemnification by Buyer	54
12.4	Third Party Claims	55
12.5	Direct Claims	57
12.6	Set-Off	57
12.7	Adjustment to Losses	57
12.8	Characterization of Indemnification Payments	57
12.9	Exclusive Remedy	57
12.10	Satisfaction of Indemnification Claims	58

ARTICLE XIII MISCELLANEOUS		58

13.1	Assignment	58
13.2	Public Announcements	58
13.3	Confidentiality	59
13.4	Expenses	61
13.5	Severability	61
13.6	No Third-Party Beneficiaries	61
13.7	Waiver	61
13.8	Governing Law	61
13.9	Consent to Jurisdiction; Venue; Waiver of Jury Trial	62
13.10	Specific Performance	62
13.11	Representation by Counsel	62
13.12	English Language	63
13.13	Bulk Transfers	63
13.14	Notices	63
13.15	Counterparts; Signature Pages	64
13.16	Entire Agreement; Amendment	64

-iii-

SCHEDULES

Schedule 1.1(A) – Expert Dispute Resolution

Schedule 1.1(B) – Permitted Liens

Schedule 2.2(a) – TATCIST Study Protocol

Schedule 3.1(d) – Transferred Regulatory Materials

Schedule 3.1(j) – Other Acquired Assets

Schedule 3.11 – Patent at Issue

Schedule 7.9(a) – Licensed Manufacturing Know-How

EXHIBITS

Exhibit A – Bill of Sale and Assignment and Assumption Agreement

Exhibit B – Compound

Exhibit C – Data Package

-iv-

Exhibit 10.1

OPTION AND ASSET PURCHASE AGREEMENT

This Option and Asset Purchase Agreement (this “Agreement”), dated as of November 14, 2022, is entered into by and between Fusion Pharmaceuticals Inc., a Canadian federal corporation (“Buyer”), and RadioMedix, Inc., a Texas corporation (“Seller”). Seller and Buyer are sometimes referred to in this Agreement collectively as the “Parties” and individually as a “Party”.

WHEREAS, Seller is engaged in, among other things, the Business;

WHEREAS, upon the terms and subject to the conditions set forth herein, Buyer desires to acquire from Seller an exclusive option to purchase, at the Closing, the Acquired Assets (the “Option”), upon the terms and conditions set forth herein, and in connection therewith, if the Option is exercised, the Parties wish to enter into the additional transactions contemplated by this Agreement and by the Ancillary Agreements (collectively, the “Transactions”);

WHEREAS, Seller is willing to grant the Option to Buyer for an option fee of Seven Hundred and Fifty Thousand Dollars ($750,000) (the “Option Fee”), which will be paid by Buyer to Seller in accordance with the terms and conditions set forth herein; and

WHEREAS, if the Option is exercised by Buyer, at the Closing, Seller shall sell, transfer and deliver to Buyer, and Buyer shall purchase from Seller, the Acquired Assets, and Buyer shall assume the Assumed Liabilities, each upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In addition to the terms defined above and other terms defined in other Sections of this Agreement, the following capitalized terms have the following meanings when used herein:

“Additional Site Dosing” means the dosing of a patient in the TATCIST Study with the Compound at a clinical site at which no TATCIST Study patient has previously received a dose of the Compound.

“Adverse Law or Order” means (a) any Law enacted, promulgated or enforced by any Governmental Authority of competent jurisdiction which prohibits or makes illegal the consummation of the Transactions or (b) any Order preventing the consummation of the Transactions, whether preliminary or final.

“Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise. Excel Diagnostics and Nuclear Oncology Center are each an “Affiliate” of Seller for all purposes of this Agreement. Notwithstanding the foregoing, as it pertains to the representations and warranties in Article V of this Agreement and the covenants contained in Section 8.3 of this Agreement, “Affiliate” of Seller shall be limited to Excel Diagnostics and Nuclear Oncology Center and any Subsidiaries of Seller. Notwithstanding the foregoing, during any period in which any class of Buyer’s equity securities are listed on one or more stock exchanges, no Person shall be deemed an “Affiliate” of Buyer solely due to such Person’s ownership of securities of Buyer, except if such Person owns, directly or indirectly, a majority of the outstanding voting securities of Buyer.

“Ancillary Agreements” means the Transfer Documents, the Clinical Trial Agreement, the Manufacturing Agreement and the Quality Agreement.

“Annual Net Sales” means the total, aggregate Net Sales of all Products by all Payment Obligors in a particular calendar year.

“Bill of Sale and Assignment and Assumption Agreement” means a bill of sale and assignment and assumption agreement to be entered into between Seller and Buyer at the Closing substantially in the form of Exhibit A.

“Books and Records” means original or, if originals do not exist, true and complete copies, of all books, records, files (including data files), work papers and other documents, including (a) supplier lists, purchase orders and invoices, inventory records, quality control records and manuals, and product development, stability, clinical study and manufacturing processes records; (b) all files relating to the filing, prosecution, issuance, maintenance, enforcement or defense of any intellectual Property; (c) records (including trial master file, case report forms and all other clinical study documentation), files (including data files, PSMA PET, CT/MRI and bone imaging data and DICOM imaging files) and documents related to research, pre-clinical and clinical testing and studies (including in vivo and in vitro studies), including pre-clinical data files arising out of the development of compounds or any precursors or derivatives thereof, laboratory notebooks, dosage information, safety and efficacy and study protocols; (d) investigators brochures and (e) all pharmacovigilance and other safety records, in each case in all forms, including electronic, in which they are stored or maintained.

“Business” means that portion of the business of Seller and its Affiliates consisting of researching, developing and manufacturing any Compound or Product.

“Business Day” means any day other than (a) a Saturday or Sunday, or (b) a day on which commercial banks in New York, NY; Ontario, Canada; or Houston, Texas are authorized or required to remain closed.

“Cap” means the sum of $[***] and [***]% of the Deferred Fixed Payments actually paid upon achievement of the Development and Regulatory Events.

“Claim” means any claim, demand, cause of action, chose in action, suit, litigation, Proceeding, arbitration, hearing or investigation.

“Code” means the means the United States Internal Revenue Code of 1986, as amended.

“Combination Product” means (a) a product that contains the Compound as a therapeutically active ingredient and at least one (1) other therapeutically active ingredient that is not the Compound; or (b) a product consisting of one or more separate drugs, devices, tests, kits or biological products and sold together with a Product in a single package or as a unit at a single price.

“Competing Product” means any Ac-225 labeled PSMA ligand.

“Compound” means that which is described in Exhibit B.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated February 15, 2022, by and between the Parties.

“Consent” means any consent, approval, ratification, authorization, waiver, grant, agreement, license, certificate, exemption, order, registration, declaration, filing or notice of, with or to any Person.

“Contract” means any contract, agreement, lease, instrument, note, indenture, license or sublicense, or other legally binding commitment. “Contractual” has the correlative meaning.

“Controlled” means, with respect to any Know-How and Information the possession of the right, whether directly or indirectly, and whether by license, covenant not to sue or otherwise, to grant a license, sublicense or other right (including a covenant not to sue) to or under such Know-How and Information as provided for herein without violating the terms of any agreement with any Third Party.

“Cover”, “Covering” or “Covered” means, with respect to a Valid Claim of a patent and a compound or product, that the manufacture, use, offer for sale, sale or importation of such compound or product would infringe a Valid Claim of such patent in the country in which such activity occurred.

“Deductible” means $[***].

“Deferred Variable Payment Term” means, subject to Section 3.11(d), the time period beginning on the First Commercial Sale of a Product anywhere in the Territory following the Closing and ending on the [***]; provided that if FDA grants Buyer or any of its Affiliates [***] for the Compound under U.S. 21 C.F.R. § [***], the Deferred Variable Payment Term will expire [***].

“Development and Regulatory Events” means Deferred Fixed Payment Events (1) through (4).

“Direct Claim” has the meaning set forth in Section 12.5.

“Distributor” means any Person appointed by a Payment Obligor to distribute, market and sell any Product with or without packaging rights, in one or more countries in the Territory, in circumstances where such Person purchases its requirements of Product from a Payment Obligor but does not otherwise make any royalty or other payment to such Payment Obligor with respect to its intellectual property rights with respect to such Product.

“EMA” means the European Medicines Agency and any successor agency thereto.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“FDCA” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended from time to time, and any successor statute.

“Final Determination” means any final determination of liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through Proceedings or otherwise, including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended Tax Returns or appeals from adverse determinations including, for the avoidance of doubt, in the case of United States federal Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870-AD (or successor form).

“First Commercial Sale” means the first invoiced sale by a Payment Obligor to a Third Party of any Product for therapeutic use after obtaining all Regulatory Approvals therefor in and for the country in which such sale occurred, including, where required by applicable Law, pricing and reimbursement approval; provided, that any disposal or transfer of Product for any compassionate use or named patient access program or other similar programs prior to receipt of pricing or reimbursement approvals shall not constitute “First Commercial Sale”.

“Fraud” means (i) actual fraud with intent to deceive (as determined under Delaware law) by Seller perpetrated by a breach or inaccuracy of any representation or warranty set forth in Article V or in the certificate delivered by Seller pursuant to Section 10.3(d)(ii) or (ii) the actual fraud with intent to deceive (as determined under Delaware law) by the Buyer perpetrated by a breach or inaccuracy of any representation or warranty of the Buyer set forth in Article VI or in the certificate delivered by Buyer pursuant to Section 10.2(c)(ii) (and, in each case, for the avoidance of doubt does not include any fraud based on negligent misrepresentation, recklessness or a similar theory).

“GAAP” means generally accepted accounting principles, as applied in the United States.

“GCP” means the current standards for the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of clinical trials required by FDA or any other applicable U.S. Governmental Authority, including U.S. 21 C.F.R. §§ 11, 50, 54, 56, 312 and 314, Directive 2005/28/EC laying down principles and detailed guidelines for good clinical practice, the ICH Guideline for Good Clinical Practice (E6), and the World Medical Association Declaration of Helsinki entitled “Ethical Principles for Medical Research Involving Human Subjects”, each as amended from time to time.

“GMP” means the current Good Manufacturing Practices officially published and interpreted by the EMA, FDA and other applicable Regulatory Authorities that may be in effect from time to time and are applicable to the Manufacture of the Compound.

“Governmental Authority” means (a) any nation or government, including any federal, state, local or non-U.S. international or supranational organization or body thereof, municipality, principality, commonwealth, province, territory, county, district or other jurisdiction of any nature or other political subdivision thereof in which Buyer, Seller, the Compound or any Product is subject to its jurisdiction; or (b) any entity, department, commission, bureau, agency, authority, board, court, arbitral tribunal, official or officer, U.S. or non-U.S., exercising executive, judicial, regulatory, administrative, police, military, or taxing governmental functions in which Buyer, Seller, the Compound or any Product is subject to its jurisdiction.

“Governmental Authorizations” means all licenses, consents, permits, certificates, filings, registrations, notifications, franchises, concessions, authorizations, approvals, ratifications, permissions, clearances, confirmations, exemptions, endorsements, waivers, designations (including orphan drug designations) or qualifications issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any requirement under the applicable Laws of any Governmental Authority, including INDs but excluding Regulatory Approvals.

“IND” means an investigational new drug application submitted to the FDA pursuant to U.S. 21 C.F.R. § 312 or an investigational device exemption application submitted to, or considered approved by, the FDA pursuant to U.S. 21 C.F.R. § 812, including any amendments thereto, and any comparable filing(s) with a Governmental Authority outside of the U.S. for the purpose of obtaining permission to conduct clinical trials, including a clinical trial application.

“Independent Accountant” means an independent accounting firm that Seller and Buyer shall mutually agree upon, and, if Seller and Buyer cannot agree, mutually chosen by their respective independent accounting firms.

“Information” means either Buyer Information or Seller Information, as applicable.

“Inventory Price” means, with respect to each unit of Inventory to be purchased by Buyer in accordance with Section 3.1(g), an amount equal to [***].

“Intellectual Property” means intellectual property or other proprietary rights anywhere in the world, including registered, unregistered, applied for and pending: (a) patents, patent applications, including provisional applications, statutory invention registrations, inventions, discoveries and invention disclosures (whether or not patented), and related continuations, continuations-in-part, divisions, reissues, re-examinations, substitutions, and extensions thereof (collectively, “Patent Rights”); (b) Know-How and Information; (c) trademarks, service marks, trade names, trade dress, corporate names, logos, in each case whether or not registered, together with derivations and combinations thereof, and common law rights thereto, and the goodwill associated with the foregoing, and applications (including intent to use applications), registration and renewals of the foregoing (collectively, “Trademarks”); and (d) published and unpublished works of authorship including computer software programs, applications, source code and object code, and databases, copyrights in and to the foregoing, together with common law rights and moral rights therein, and any applications and registrations therefor, including extensions, renewals, restorations, reversions, derivatives, translations, localizations, adaptations and combinations of the above.

“IRS” means the United States Internal Revenue Service.

“ITA” means the Income Tax Act (Canada), R.S.C., 1985, c. 1 (5th supplement).

“Know-How and Information” means data (biologic, chemical, CMC, non-clinical, pre-clinical, clinical and otherwise), information, know-how, proprietary information, trade secrets, prototypes, techniques, research results, inventions, discoveries, other technology (including any proprietary models and any routes and methods for synthesis), procedures, tests, criteria for patient selection, and all other data and information, in each case whether or not patentable or copyrightable.

“Law” means each provision of any national, territorial, multinational, supranational, federal, state, provincial, local, municipal or foreign, civil and criminal law, common law, constitution, statute, regulation, legislation, ordinance, Order, code, proclamation, treaty, convention, rule, ruling, directive, requirement, determination, decision, opinion or interpretation, promulgated, adopted, enacted, implemented, issued, passed, approved, or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means any debt, liability, duty or obligation of such Person, whether known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

“Lien” means any lien, encumbrance, mortgage, security interest, pledge, conditional sale agreement or other title retention agreement, or other charge or encumbrance on any property or property interest.

“Liquidation Event” means (i) a merger or consolidation in which Seller is a constituent party or a Subsidiary of Seller is a constituent party and Seller issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving Seller or a Subsidiary in which the shares of capital stock of Seller outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by Seller or any Subsidiary of all or substantially all the assets of Seller and its subsidiaries taken as a whole; or (iii) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more subsidiaries of Seller if substantially all of the assets of Seller and its subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned Subsidiary of Seller, in each case solely to the extent that the surviving entity in the preceding clause (i) or the acquirer, transferee or licensee, as applicable, in the case of the preceding clause (ii) or (iii), agrees in writing for the benefit of Buyer to assume this Agreement and all of Seller’s rights and obligations hereunder.

“Litigation Matters” means all Proceedings that have been or may be asserted by a Third Party against Seller or its Affiliates and the Compound or the TATCIST Study.

“Losses” means damages, Liabilities, losses, payments, fines, fees, penalties, interest, charges, judgments, settlements, assessments, Taxes, costs and expenses (including reasonable attorneys’, accountants’ and other experts’ fees, and out-of-pocket disbursements, including reasonable costs and expenses of investigation); provided, however, that Losses shall not include punitive, exemplary or consequential damages (including any such damages based on lost profit, business opportunity, diminution of value or business multiples), except to the extent required to be paid to a Third Party not affiliated with the applicable Indemnified Party in connection with a Third Party claim.

“made available” when used in Article V means delivered (in physical or electronic form) to Buyer or its legal counsel or made available in the electronic data room maintained by Digify for Seller in connection with the Transactions (the “Data Site”), in any case, not less than two days prior to the date of this Agreement or, with respect to any representation or warranty in Article V made as of the Closing Date, not later than the 10th day after the date on which the Option Trigger Notice is given.

“Major European Market” means each of the following: [***].

“Manufacture” and “Manufacturing” means all activities related to the synthesis, making, production, processing, filling, finishing, packaging, labeling, shipping, and holding of the Compound, any Product, or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial production and analytic development, product characterization, stability testing, quality assurance, and quality control.

“Material Adverse Effect” means any change, effect, development, circumstance, condition, state of facts or occurrence that [***].

“Net Sales” means [***].

“Order” means any writ, judgment, edict, decree, injunction, ruling, pronouncement, order, determination or other binding obligation of any Governmental Authority (whether preliminary or final).

“Organizational Documents” means, with respect to any Person, collectively, its organizational documents, including any certificate of incorporation, notarial deed of incorporation, certificate of formation, articles of organization, articles of association, business rules and regulations, bylaws, operating agreement, certificate of limited partnership, partnership agreement, equityholders’ agreement or certificates of existence, or any non-U.S. equivalent of any of the foregoing, as applicable.

“Payment Obligor” means Buyer, its Affiliates, any of their successors, and any transferee, assignee, licensee or sublicensee (and any of their transferees, assignees, licensees or sublicensees) of rights to develop and commercialize the Compound or any Product. Distributors are not Payment Obligors.

“Permitted Lien” means (a) statutory Liens for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which the appropriate reserves have established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of Business, and (c) Liens specifically identified on Schedule 1.1(B).

“Person” means any natural person, individual, corporation (including any non-profit corporation), partnership, joint venture, limited liability company, estate, trust, cooperative, foundation, society, political party, union, other unincorporated organization, joint stock company or Governmental Authority.

“Personally Identifiable Information” means any information that alone or in combination with other information held by Seller or any of its Affiliates can be used to specifically identify an individual Person and any individually identifiable health information.

“Phase 2 Clinical Trial” means a human clinical trial of a compound or product that would meet the description in U.S. 21 C.F.R. § 312.21(b), as amended, or ICH Guidelines E8, and is intended to explore a variety of doses, dose response, and duration of effect, and to generate evidence of clinical safety and effectiveness for a particular indication or indications in a target patient population.

“Pivotal Clinical Trial” means a human clinical trial of a compound or product that would meet the description in U.S. 21 C.F.R. § 312.21(c), as amended, or ICH Guidelines E8, and is intended to (a) gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the compound or product and to provide an adequate basis for physician labeling, and (b) support Regulatory Approval for such compound or product.

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date and ending on or before [***].

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date and any taxable period (or portion thereof) beginning after [***].

“Privileged Information” means, with respect to each Party, information regarding such Party or its Affiliates, or any of its operations, assets or liabilities (whether in documents or stored in any other form or known to its employees or agents) that is protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or another applicable legal privilege, in each case that the other Party or its Affiliates may come into possession of or obtain access to in connection with this Agreement or the Ancillary Agreements.

“Proceeding” or “Proceedings” means any claim, action, arbitration, audit, hearing, inquiry, prosecution, contest, examination, proceeding, investigation, litigation, suit (whether civil, criminal, administrative, or investigative or appellate proceeding) commenced, brought, conducted, or heard by or before any Governmental Authority, arbitrator or arbitration panel, or commenced or brought by any other Third Party.

“Product” means any product that contains or is comprised of the Compound, including all formulations, modes of administration and dosage forms thereof.

“Regulatory Approvals” means all permits, licenses, registrations and authorizations of the applicable Regulatory Authority, including approvals by FDA of new drug applications (as defined in U.S. 21 C.F.R. § 314.3(b)) and biologics license applications (as described in U.S. 21 C.F.R. § 601.2), necessary for the marketing, labeling, distribution, commercialization and sale of a pharmaceutical product for a particular indication in a country or other jurisdiction in the world (including separate pricing or reimbursement approvals, if required by applicable Law). INDs are not Regulatory Approvals.

“Regulatory Authority” means any Governmental Authority that is responsible for issuing technical, medical, scientific, labeling and similar licenses, registrations, authorizations, permits, certifications, variances, exemptions, orders and approvals necessary for the manufacture, commercialization, labeling, distribution, use, storage, import, export, transport, marketing or sale of any Product.

“Regulatory Materials” means all submissions, supporting materials, and related correspondence to or from any Regulatory Authority in support of a Governmental Authorization or Regulatory Approval for the research, development, manufacture, distribution or commercialization of a biological or pharmaceutical product in a regulatory jurisdiction, and all documents referenced in the complete regulatory chronology for each Governmental Authorization and Regulatory Approval, including all Drug Master Files (as defined in U.S. 21 C.F.R. § 314.420), INDs, pricing and reimbursement approvals, and any non-U.S. equivalents of any of the foregoing.

“Representatives” means, with respect to any Person, any officers, directors, employees, attorneys, investment bankers, financial advisors, agents and other representatives of such Person or such Person’s Affiliates.

“Review Board” means all institutional review boards, privacy boards, data safety monitoring boards, or ethics committees responsible for review, oversight, or approval of any clinical trial involving a Compound or Product in any jurisdiction.

“Sales Events” means Deferred Fixed Payment Events (5) through (8).

“Seller’s Knowledge” means the actual knowledge of [***] and the knowledge such Persons would have after performing a reasonably diligent investigation with respect to the relevant matter; provided, however, that, a reasonably diligent investigation shall not include the commissioning of a “freedom to operate” or similar non-infringement or patent invalidity analysis.

“Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding equity interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person as a general partner, managing member, manager or in similar capacity.

“TATCIST Study” means the Targeted Alpha Therapy With 225-Actinium-PSMA I&T of Castration-resISTant Prostate Cancer (TATCIST) Phase 2 Clinical Trial, identified as NCT05219500 as the IND number assigned by the FDA and sponsored by Excel Diagnostics and Nuclear Oncology Center.

“Tax Return” means any return (including estimated returns), declaration, filing, report, claim for refund, information return or other statement relating to Taxes (whether in tangible, electronic or other form), including any schedule, supplement, appendices and exhibits or attachment thereto and any amendment thereof made, prepared, filed or required to be made, with any Taxing Authority.

“Taxes” means all U.S. federal, Canadian federal, state, provincial, local and non-U.S. and non-Canadian taxes, assessments, charges, duties, fees, levies or other similar amounts in the nature of a tax payable to a Taxing Authority, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, customs duties and import and export taxes, social security (or similar), unemployment, employment insurance, health insurance, sick pay, disability, registration, escheat, unclaimed property and other taxes, assessments, charges, duties, fees, levies or other similar amounts and Canada, Quebec and other government pension plan premiums or contributions, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect thereto.

“Taxing Authority” means any Governmental Authority exercising any authority to impose, regulate or administer the imposition of, or collect Taxes.

“Territory” means worldwide.

“Third Party” means any Person other than Buyer or Seller that is not an Affiliate of Buyer or Seller.

“Third Party Product” means any product containing or comprised of a 225-Ac-PSMA molecule, inclusive of any competitor molecules, that is not a Product.

“Transaction Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or its Affiliates) with respect to, or that would reasonably be expected to lead to, any direct or indirect acquisition, sale, transfer or license of the Compound or any Product or any rights (including any right to research, develop, manufacture or commercialize) to the Compound or any Product or any material part of the Acquired Assets (other than (i) any license or grant of rights permitted to be made under Section 7.1(b), or (ii) a Liquidation Event).

“Transfer Documents” means, collectively, any and all agreements, assignments, deeds, notarial forms, certificates and other instruments of sale, conveyance, transfer, assignment or assumption, as the case may be, between Seller or any of its Affiliates and Buyer as necessary under the Law of the relevant jurisdiction or contemplated by this Agreement in order to transfer all right, title and interest of Seller and its Affiliates in and to the Acquired Assets, and for the Assumed Liabilities to be effectively assumed by and transferred to Buyer, in accordance with the terms hereof, including the Bill of Sale and Assignment and Assumption Agreement.

“Transfer Taxes” means any transfer, conveyance, documentary, real estate transfer, mortgage recording, use, stamp, registration, and other similar Taxes and fees (including any penalties and interest in respect thereof) imposed with respect to the Transactions other than VAT.

“United States” and “U.S.” mean the United States of America (including its territories and possessions).

“Valid Claim” means a claim of an issued patent that has not expired, lapsed, been cancelled or abandoned, or been dedicated to the public, disclaimed, or held unenforceable, invalid, revoked or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, reexamination, reissue, disclaimer, inter partes review, post grant review, other post grant procedures or similar proceedings.

“VAT” means any sales, use, value added, goods and services, and similar gross margin or turnover Tax incurred or imposed in respect of the transfer of the Acquired Assets or the grant of the Option pursuant to this Agreement.

The following terms shall have the meanings assigned to them in the corresponding Section below:

Term	Section
Acquired Assets	3.1
After Acquired Assets	2.4(b)
Agreement	Preamble
Allocation Schedule	3.9(a)
Assumed Liabilities	3.3
Buyer	Preamble
Buyer Disclosure Letter	Article VI
Buyer Indemnified Parties	12.2
Buyer Information	13.3(d)
Buyer Product Information	13.3(d)
Claim Notice	12.4(a)
Clinical Trial Agreement	7.12

Closing	4.1
Closing Date	4.1
Data Package	2.4(b)
Data Site	Definitions
Deferred Fixed Payment	3.8(a)
Deferred Fixed Payment Event	3.8(a)
Deferred Variable Payment	3.8(b)
Development Report	3.8(d)
Direct Claim	12.5
Excluded Assets	3.2
Excluded Liabilities	3.4
Fundamental Representations	12.1
Health Care Laws	5.8
Indemnified Party	12.3(a)
Indemnifying Party	12.4(a)
Invalidation Date	3.11(d)(ii)
Licensed Manufacturing Know-How	7.9(a)
Manufacturing Agreement	7.8
Option	Recitals
Option Exercise Price	4.2(b)
Option Exercise Notice	2.4(c)
Option Fee	Recitals
Option Period	2.4(c)
Option Trigger	2.4(b)
Option Trigger Notice	2.4(b)
Other Licensed Know-How	8.8
Outside Date	11.1(b)
Parties or Party	Preamble
Patent at Issue	3.11(a)
Permitted Uses	13.3(b)
Pre-Closing Period	7.1(a)
Pre-Commercial Termination	8.7(b)
Proceeds	12.7(a)
Prohibited Information	3.2(j)
Purchase Price	3.7
Quality Agreement	7.8
Restrictive Covenants	9.5
[***]	8.7(b)
Seller	Preamble
Seller Disclosure Letter	Article V
Seller Indemnified Parties	12.3(a)
Seller Information	13.3(g)
Straddle Period	9.4

Study Termination Event	2.2(b)
TATCIST Study Protocol	2.2(a)
Termination-Period Exercise	11.2
Third Party Claim	12.4(a)
Third Party Grantee	3.8(c)
Transactions	Recitals
Transferred Books and Records	3.1(e)
Transferred Governmental Authorizations	3.1(c)
Transferred Know-How	3.1(b)
Transferred Regulatory Materials	3.1(d)

1.2 Construction. The table of contents, articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Unless expressly specified otherwise, whenever used in this Agreement, the terms “Article,” “Exhibit,” “Schedule” and “Section” refer to articles, exhibits, schedules and sections of this Agreement (and, for the avoidance of doubt, do not refer to appendices, articles, sections, schedules and exhibits of any Ancillary Agreement). Whenever used in this Agreement, the terms “hereby,” “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole, including all articles, sections, schedules and exhibits hereto. Whenever used in this Agreement, the terms “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. The word “or” is not exclusive, and as used in this Agreement shall mean “and/or”. Whenever the context of this Agreement permits, the masculine, feminine or neuter gender, and the singular or plural number, are each deemed to include the others. “Days” means calendar days unless otherwise specified. Unless expressly specified otherwise, all payments to be made in accordance with or under this Agreement (or any Ancillary Agreement) shall be made in U.S. dollars. References in this Agreement to particular sections of a Law shall be deemed to refer to such sections or provisions as they may be amended after the date of this Agreement. Unless otherwise specified in this Agreement, in computing any period of time described in this Agreement, the date that is the reference date in calculating such period, or the day of the act or event after which the designated period of time begins to run, will be excluded, and the last day of the period so computed will be included. The Parties have participated jointly in the negotiation and drafting of this Agreement and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party (or any Affiliate thereof) by virtue of the authorship of any of the provisions of this Agreement.

1.3 Performance of Obligations by Affiliates. Any obligation of Seller under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Seller’s sole and exclusive option, either by Seller directly or by any Affiliate of Seller that Seller causes to satisfy, meet or fulfill such obligation, in whole or in part; provided, that no such action shall relieve Seller of any obligation under this Agreement. Any obligation of Buyer under or pursuant to this Agreement may be satisfied, met or fulfilled, in whole or in part, at Buyer’s sole and exclusive option, either by Buyer directly or by any Affiliate of Buyer that Buyer causes to satisfy, meet or fulfill such obligation, in whole or in part; provided, that no such action shall relieve Buyer of any obligation under this Agreement. With respect to any particular action, the use of the words “Seller shall” and “Seller agrees to,” and any similar variation with respect to any action, also means “Seller shall cause” the particular action to be performed, and the use of the words “Buyer shall,” “Buyer agrees to” and any similar variation with respect to any action, also means “Buyer shall cause” the particular action to be performed, irrespective of whether an Affiliate is referenced in that particular instance, because Seller and Buyer each understand, agree and acknowledge that they are entering into this Agreement on behalf of themselves and certain of their respective Affiliates. In case Seller undertakes any actions, agreements and obligations that should be performed by any Affiliates of Seller under the terms and conditions of this Agreement, Seller shall be deemed to be acting on behalf of such Affiliates.

ARTICLE II

OPTION GRANT AND EXERCISE

2.1 Grant of Option.

(a) Seller hereby grants to Buyer, and Buyer hereby accepts the grant from Seller of, the Option, in exchange for the consideration set forth in Section 2.1(b).

(b) In consideration for the grant of the Option, Buyer shall promptly, and in any event within [***], following the execution and delivery of this Agreement, deposit, or cause to be deposited, with Seller by wire transfer of immediately available funds to the account designated by Seller on the date hereof, an amount in cash equal to the Option Fee.

2.2 TATCIST Study.

(a) During the Pre-Closing Period, Seller and its Affiliates shall, subject to Section 2.2(b) below, (i) use commercially reasonable efforts to execute the TATCIST Study in accordance with the expected clinical timelines made available to Buyer prior to the date hereof and fund all aspects to the TATCIST Study, including the potential expansion of such study to additional clinical sites and the manufacturing responsibilities for such study, and shall not decrease the level of funding below that which is required to progress the TATCIST Study in the ordinary course and in accordance in all material respects with the study protocol made available to Buyer prior to the date hereof and attached as Schedule 2.2(a) (the “TATCIST Study Protocol”); (ii) subject to Section 7.1, retain decision-making rights and responsibilities for the TATCIST Study; (iii) provide Buyer with biweekly updates on the progress of the TATCIST Study, including clinical and imaging data, for purposes of facilitating Buyer’s decision with respect to the exercise of the Option; (iv) enter all patient data obtained during a clinical visit by a patient as part of the TATCIST Study into the primary database for such study within five Business Days of such visit; (v) permit representatives of Buyer to review and monitor the source documents containing TATCIST Study patient data at the trial sites for the TATCIST Study; and (vi) subject to the second sentence of Section 2.2(b), (x) not take, or permit to be taken, any actions designed to avoid or (y) except to the extent events beyond the control of Seller or any of its Affiliates (and that occur without the fault or as a result of the actions of Seller or any of its Affiliates) necessitate the taking of any such actions, materially delay, achieving the Option Trigger.

(b) Seller and its Affiliates shall not have any obligation to expand the TATCIST Study pursuant to Section 2.2(a) to more than [***] patients who have received at least the [***] dose of the Compound in such study as provided in the TATCIST Study Protocol. Furthermore, Seller and its Affiliates shall not have any obligation to continue conducting the TATCIST Study if the applicable conditions for termination set forth in Section 6.10 of the TATCIST Study Protocol are met (a “Study Termination Event”). Seller shall notify Buyer promptly, and in any case within five days, following the occurrence of any Study Termination Event.

(c) Seller and its Affiliates shall maintain complete and accurate records with respect to the TATCIST Study and their other development and manufacturing activities with respect to the Compound and in accordance with GMPs and GCPs, as appropriate. Such records shall fully and properly reflect all work done and results achieved in the development and manufacture of the Compound in sufficient detail and in a manner that would reasonably be expected to enable use of such documents to seek or challenge Patent Rights with respect to the Compound or the manufacture, sale or use thereof or Regulatory Approval of any Product.

(d) Without limiting the generality of Section 2.2(a), during the Pre-Closing Period, Seller shall keep Buyer informed on a biweekly basis regarding the schedule and process for any submissions to applicable Governmental Authorities or Review Boards related to the Compound or the TATCIST Study. Seller shall furnish Buyer with drafts of all such submissions at least five Business Days in advance of being filed with or submitted to the applicable Governmental Authority or Review Board and will consider in good faith any comments Buyer provides to such drafts. Seller will provide Buyer with at least five Business Days’ prior notice (or, such lesser period of notice if Seller is not provided with five Business Days’ prior notice) of (i) any scheduled meeting (including any advisory committee meetings) with any Regulatory Authority relating to the Compound and (ii) any inspection by any Regulatory Authority of Seller or any Third Party contracted by Seller relating to the Compound, or any facility at which the Compound (or any component thereof) is manufactured, and, in each case ((i) and (ii)), to the extent permitted by applicable Law, permit representatives of Buyer to be present at, and participate in, such meeting or inspection. Seller shall also provide to Buyer, promptly, and in any event within 10 Business Days following Seller’s or any of its Affiliates’ receipt thereof (A) written copies of any meeting minutes or other written records of any meetings, conferences, or discussions (including any advisory committee meetings) with any Governmental Authority or Review Board relating to the Compound, (B) written inspectional observations (e.g., observations on Form FDA 483) that the FDA or any other Governmental Authority issues to Seller, any of its Affiliates or any Third Party contracted by Seller as a result of any such inspection relating to the Compound or any facility at which the Compound, (or any component thereof) is manufactured and (C) other material correspondence or communications received from any Governmental Authority or Review Board relating to the Compound (including, with respect to any written correspondence or communication, a copy thereof). Seller shall further provide to Buyer, within twenty-four (24) hours, following Seller’s or any of its Affiliates’ receipt thereof of a partial or full clinical hold imposed upon the TATCIST Study by any Regulatory Authority.

(e) Except as required by Law or legal or administrative process to be disclosed or as otherwise contemplated in Section 2.2(d), neither Seller nor any of its Affiliates shall publish or otherwise publicly disclose or present or submit for publication or other public disclosure, including by way of manuscripts, articles, posters or abstracts, whether orally or in writing, any data arising out of the TATCIST Study or the research or development of the Compound without (i) the prior written consent of Buyer and (ii) first providing Buyer a reasonable opportunity for not less than [***] to comment on any proposed publication or other public disclosure and implementing any reasonable comments provided by Buyer thereon.

(f) During the Pre-Closing Period, Buyer shall have the right to disclose data arising out of the TATCIST Study to its current and potential future investors; provided, that all such disclosures shall be made pursuant to the terms of a customary nondisclosure agreement between Buyer and the investor or potential investor receiving such data.

2.3 Additional Site Payments(a) . During the Pre-Closing Period, Seller shall notify Buyer promptly following the occurrence of each Additional Site Dosing and provide Buyer with reasonably satisfactory evidence of such Additional Site Dosing. Buyer shall pay to Seller, by wire transfer of immediately available funds to the account designated by Seller, [***] ($[***]) in respect of each Additional Site Dosing, up to a maximum of [***] Additional Site Dosings, within [***] following Buyer’s receipt of Seller’s notice of the related Additional Site Dosing.

2.4 Exercise of Option.

(a) Buyer shall have the right to exercise the Option at any time from the date hereof through the expiration of the Option Period and as provided in Section 11.2. Buyer’s right to exercise the Option hereunder shall not be contingent upon, and may be exercised prior to, achievement of the Option Trigger or delivery of the Option Trigger Notice by Seller.

(b) Seller shall provide prompt written notice to Buyer following (and in any event within [***] after) the first date on which Seller has received all of the data identified on Exhibit C (the “Data Package”) for each of [***] patients in the TATCIST Study who each have received [***] doses of the Compound (the “Option Trigger”), together with copies of the complete Data Package for each such patient (collectively, the “Option Trigger Notice”). Within [***] after its delivery of the Option Trigger Notice, or, if Buyer delivers an Option Exercise Notice prior to the Option Trigger, within [***] after Buyer’s delivery of such Option Exercise Notice, Seller (i) may deliver to Buyer an updated version of the Seller Disclosure Letter and (ii) shall deliver to Buyer (A) a materially complete and correct list of all Intellectual Property, Contracts and other assets related to the Compound or the development, manufacture or commercialization thereof obtained or entered into by Seller or any of its Affiliates after the date of this Agreement and not previously disposed of or consumed in the TATCIST Study (the “After Acquired Assets”) and (B) a complete and correct listing of all Inventory eligible for purchase by Buyer, along with the applicable manufacturing cost for each unit of such Inventory. If Seller fails to deliver to Buyer an updated version of the Seller Disclosure Letter within [***] after its delivery of the Option Trigger Notice or, if Buyer delivers an Option Exercise Notice prior to the Option Trigger, within [***] after Buyer’s delivery of such Option Exercise Notice, the version of the Seller Disclosure Letter delivered by Seller immediately prior to the execution of this Agreement shall be the Seller Disclosure Letter for all purposes hereunder. If Buyer delivers an Option Exercise Notice prior to the Option Trigger, Seller shall deliver to Buyer copies of the complete Data Package (or as much of the Data Package as then exists) for each patient in the TATCIST Study within [***] after Buyer’s delivery of such Option Exercise Notice.

(c) Buyer shall have a period of [***] after delivery of the Option Trigger Notice (such period, as it may be extended below, the “Option Period”) to determine whether to exercise the Option. For clarity, the Option Period shall expire immediately upon expiration or termination of this Agreement. In the event that Buyer determines to exercise the Option, Buyer shall deliver written notice of its intention to exercise the Option (the “Option Exercise Notice”) to Seller no later than the expiration of the Option Period. Buyer shall be under no obligation to deliver an Option Exercise Notice, and if Buyer does deliver an Option Exercise Notice, its obligation to effect the Closing shall remain subject to the satisfaction of the conditions set forth in Sections 10.1 and 10.3. During the Option Period, Seller shall provide Buyer with all information in Seller’s and its Affiliates’ possession that is reasonably requested by Buyer and that is relevant to its decision whether to exercise the Option; provided that Buyer shall have requested any data missing from the Data Package promptly upon discovering any such data was not delivered. If Seller fails to provide material portions of any such information prior to the [***] preceding the last day of the Option Period, the Option Period shall be extended until the date that is [***] after Buyer receives such requested information; provided, however, that in no event will the Option Exercise Period be extended beyond the [***] following the date on which the Option Trigger Notice is delivered if all data within the Data Package for at least [***] patients in the TATCIST Study who each have received [***] doses of the Compound has been delivered to Buyer.

ARTICLE III

PURCHASE AND SALE

3.1 Agreement to Purchase and Sell. If the Option is exercised by Buyer, at the Closing, in accordance with and pursuant to the terms and conditions of this Agreement, for the consideration specified in Section 3.7, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, all right, title and interest of Seller or any of its Affiliates, as of the Closing, in and to the following assets, properties, rights and interests (collectively, the “Acquired Assets”) free and clear of all Liens, other than Permitted Liens:

(a) the TATCIST Study;

(b) all Know-How and Information [***] related to 225-Ac-PSMA or the Compound, including all radiolabeled complexes thereof, but excluding the Licensed Manufacturing Know-How (the “Transferred Know-How”);

(c) all Governmental Authorizations [***] related to the Compound or the TATCIST Study (“Transferred Governmental Authorizations”);

(d) all Regulatory Materials [***] related to the Compound, 225-Ac-PSMA or the TATCIST Study, including all materials set forth on Schedule 3.1(d) (the “Transferred Regulatory Materials”);

(e) all Books and Records [***] related to the Compound or 225-Ac-PSMA (including the Books and Records evidencing the Transferred Know-How) (the “Transferred Books and Records”);

(f) all rights, claims or causes of action against Third Parties [***] related to the Compound, the TATCIST Study, the Acquired Assets or the Assumed Liabilities;

(g) the inventories of the Compound (if any) designated by Buyer in writing not less than five Business Days prior to the Closing Date (the “Inventory”);

(h) any license agreement entered into by Seller or any of its Affiliates in accordance with Section 3.11(a);

(i) all After Acquired Assets that Buyer notifies Seller, no later than the [***] prior to the Closing Date, shall be Acquired Assets; and

(j) all other assets, properties and rights set forth on Schedule 3.1(j), which Schedule may be updated by the mutual written consent of the Parties no later than the [***] prior to the Closing Date.

Seller shall deliver to Buyer the Acquired Assets as soon as reasonably possible, but in any event within the later of [***] after the Closing Date and [***] after the Option Exercise Notice is delivered, provided that (x) if Seller requests additional time to transfer any specific Acquired Assets, Buyer’s approval of such request shall not be unreasonably withheld, delayed, or conditioned and (y) notwithstanding the foregoing, all INDs within the Acquired Assets shall be transferred to Buyer within the later of (1) [***] following Buyer’s request for such transfer and (2) [***] following the Closing Date. If the Option is exercised, the Parties will discuss and agree upon reasonable security measures in compliance with all applicable Laws prior to transmitting any Personally Identifiable Information that is included in the Acquired Assets. All Acquired Assets shall be delivered to Buyer or its designated Affiliate at [***] cost and expense. It is explicitly understood and agreed to that nothing herein shall relieve Seller of its data retention responsibilities and obligations under relevant GCP and GMP practices.

3.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, Seller shall not sell, transfer, convey, assign or deliver, and Buyer shall not purchase, accept or otherwise acquire, any right, title or interest in any assets, properties, rights or interests of Seller or any of Seller’s Affiliates other than the Acquired Assets (the “Excluded Assets”), which include the following:

(a) rights of Seller arising under this Agreement or the Ancillary Agreements or from the consummation of the Transactions;

(b) all Tax refunds, credits, offsets, rebates, recoveries, credits of Taxes, Tax losses, loss and credit carry-forwards and similar benefits related to the Acquired Assets for a Pre-Closing Tax Period or relating to the other Excluded Assets for all periods;

(c) all Tax Returns, as well as other Tax data and records, or any Tax Return of Seller or any of its Affiliates relevant in each case to Pre-Closing Tax Periods;

(d) all accounts receivable and rights of Seller or its Affiliates relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof;

(e) cash, cash equivalents, bank accounts, bank deposits and marketable securities on hand and in transit of Seller or any of its Affiliates;

(f) Trademarks owned or held for use by Seller;

(g) the corporate books and records of Seller and its Affiliates and all books and records related to the employees of Seller and its Affiliates;

(h) all current and prior insurance policies, and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(i) all employees and all employee benefit plans or programs of Seller or any of its Affiliates;

(j) all information of Seller or any of its Affiliates that is protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or another applicable legal privilege to the extent arising out of the negotiation of this Agreement and the Ancillary Agreements or the consummation of the Transactions (“Prohibited Information”);

(k) any equity or other interest in Excel Diagnostics and Nuclear Oncology Center; and

(l) all real property owned by Seller or its Affiliates, and all leasehold interests in real property, which interests are held by Seller or its Affiliates.

3.3 Assumed Liabilities. At the Closing, in accordance with and pursuant to the terms and conditions of this Agreement, Buyer shall assume and agree to satisfy and discharge the following, and only the following, Liabilities (collectively, the “Assumed Liabilities”):

(a) all Liabilities arising out of the ownership or use of, or Buyer’s or any of its Affiliates’ performance under, any Acquired Asset, to the extent (i) first arising or accruing after the Closing and [***] and (ii) not arising out of or accruing as a result of any facts or occurrences existing prior to or at the Closing and [***], including such liabilities arising out of the TATCIST Study, including any failure to perform or other breach, default or violation by Seller or any of its Affiliates of any Contract or applicable Law; and

(b) all Liabilities for Taxes (other than Transfer Taxes) attributable to the Acquired Assets for any Post-Closing Tax Period, to the extent that such Liabilities do not relate to any failure to perform or other breach, default or violation by Seller or any of its Affiliates prior to or at the Closing.

3.4 Excluded Liabilities. Neither Buyer nor any of its Affiliates shall assume, nor shall they be or become responsible for, any Liabilities of Seller or of any of Seller’s Affiliates other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the following shall constitute the Excluded Liabilities notwithstanding any other provision of this Agreement:

(a) all Liabilities for (i) Transfer Taxes and (ii) Taxes (other than Transfer Taxes) attributable to the Acquired Assets for any Pre-Closing Tax Period or any period after [***], including any Taxes allocated to a Pre-Closing Tax Period pursuant to Section 9.4;

(b) all Liabilities with respect to employees of Seller or any of its Affiliates or any employee benefit plans or programs of Seller or any of its Affiliates;

(c) all Liabilities related to any Excluded Asset;

(d) all Liabilities arising out of the ownership or use of, or Seller’s or any of its Affiliates’ performance under, any Acquired Asset, to the extent arising or occurring (i) prior to or at the Closing or [***] or (ii) as a result of any facts or occurrences existing prior to or at the Closing or [***], including any failure to perform or other breach, default or violation by Seller or any of its Affiliates of any Contract or applicable Law prior to or at the Closing or [***]; and

(e) all Liabilities arising out of (i) the TATCIST Study to the extent arising or occurring prior to or at the Closing or arising out of or occurring as a result of any facts or occurrences existing prior to or at the Closing or (ii) any other pre-clinical or clinical trial with respect to the Compound that was commenced prior to the Closing, including, in each case, all Liabilities for product liability claims with respect to any patient first dosed with the Compound or any Product prior to the Closing.

3.5 Procedures for Assignments.

(a) Notwithstanding anything to the contrary contained herein, this Agreement shall not constitute an agreement to assign or transfer any Acquired Asset (or right, benefit or obligation thereunder or resulting therefrom) if an assignment or transfer thereof, without the Consent of a Person, would constitute a breach or violation thereof and such Consent is not obtained at or prior to the Closing. Seller shall use commercially reasonable efforts to obtain all such Consents prior to the Closing. If Seller is not successful in obtaining any such Consent at or prior to the Closing, then the Parties agree that, following the Closing, Seller will use its commercially reasonable efforts, at the sole cost and expense of Seller to obtain such Consent. Without limiting the representations and warranties of Seller set forth in Section 5.3 and Section 5.4, the fact of a failure to obtain any such Consent shall not result in a breach of this Agreement in any manner.

(b) If Seller is not successful in transferring or assigning any Acquired Asset or right, benefit or obligation thereunder or resulting therefrom at the Closing in accordance with Section 3.5(a), then following the Closing and pending the receipt of such Consent, the Parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide Buyer with the benefits and burdens of any such Acquired Assets and any right, benefit or obligation thereunder or resulting therefrom as if the appropriate Consent had been obtained, including provision of the consideration and other economic benefits to be received by Buyer in and under every Acquired Asset and right, benefit or obligation thereunder or resulting therefrom, which consideration shall be held for the benefit of, and shall be promptly delivered to, Buyer. Once the applicable Consent for the assignment or transfer of any such Acquired Asset not assigned or transferred at the Closing is obtained, Seller shall assign and transfer such Acquired Asset to Buyer at no additional cost. To the extent that any such Acquired Asset cannot be transferred or the full benefits and burdens of use of any such Acquired Asset cannot be provided to Buyer following the Closing pursuant to this Section 3.5, then Buyer and Seller shall enter into such arrangements (including subcontracting) to provide to the Parties the economic (considering Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such Consent. Seller shall hold in trust for and pay to Buyer promptly upon receipt thereof, all income, proceeds and other monies received by Seller or any of its Affiliates in connection with the use of any Acquired Asset in connection with the arrangements under this Section 3.5. To the extent that Buyer is provided the benefits and burdens of any Acquired Asset or right, benefit or obligation thereunder or resulting therefrom referred to herein (whether from Seller or otherwise) as if the appropriate Consent had been obtained, Buyer shall discharge and perform the Liabilities of Seller thereunder or in connection therewith, as applicable, to the same extent as if the appropriate Consent had been obtained.

3.6 Wrong Pocket Assets.

(a) Subject to Section 3.5, if any Acquired Asset remains vested in Seller or any of its Affiliates following Closing, Seller shall transfer such Acquired Asset as soon as reasonably practicable to Buyer or its designee for no additional consideration. Seller shall notify Buyer as soon as reasonably practicable in writing upon becoming aware that that there are any Acquired Assets in its possession or control or that of any Affiliate of Seller.

(b) If any Excluded Asset is vested in Buyer or any of its Affiliates following Closing, Buyer shall transfer such Excluded Asset as soon as reasonably practicable to Seller or its designee for no consideration. Buyer shall notify Seller as soon as reasonably practicable in writing upon becoming aware that that there are any Excluded Assets in its possession or control or that of any Affiliate of Buyer.

3.7 Purchase Price.

(a) In consideration for the sale and transfer of the Acquired Assets, and subject to the terms and conditions of this Agreement, Buyer shall, in addition to the assumption of the Assumed Liabilities:

(i) at the Closing, pay to Seller an amount equal to the sum of the Option Exercise Price and, if Buyer has elected to purchase any Inventory, the aggregate Inventory Price;

(ii) upon the achievement of any Deferred Fixed Payment Event, pay to Seller the corresponding Deferred Fixed Payment in accordance with Section 3.8(a); and

(iii) to the extent payable under Section 3.8(b), pay to Seller the Deferred Variable Payments in accordance with Section 3.8(b).

The Option Exercise Price, the aggregate Inventory Price and the amounts described in the foregoing clauses (ii) and (iii), in the aggregate, shall be referred to as the “Purchase Price”.

3.8 Deferred Payments.

(a) Deferred Fixed Payments.

(i) Deferred Fixed Payments. Subject to the terms of this Section 3.8, upon the first occurrence of each of the following events following the Closing (each, a “Deferred Fixed Payment Event”), Buyer shall pay to Seller the corresponding amount (each, a “Deferred Fixed Payment”); provided that in the event [***]:

Development and Regulatory Events

	Deferred Fixed Payment Event	Deferred Fixed Payment

(1)	[***]	$[***]

(2)	[***]	$[***]

(3)	[***]	$[***] (or $[***] if [***], subject to Section 3.11(d)

(4)	[***]	$[***] (or $[***] if [***]

Sales Events

	Deferred Fixed Payment Event	Deferred Fixed Payment

(5)	[***]	$[***]

(6)	[***]	$[***]

(7)	[***]	$[***]

(8)	[***]	$[***]

(ii) Each of the foregoing Deferred Fixed Payments shall be payable a maximum of one (1) time as set forth in the foregoing charts regardless of (A) the number of Products achieving the applicable Deferred Fixed Payment Event or (B) the number of indications for which a Product achieves the applicable Deferred Fixed Payment Event, and no Deferred Fixed Payments shall be due hereunder for subsequent or repeated achievement of such Deferred Fixed Payment Events. The Deferred Fixed Payments corresponding to the Sales Events are additive, such that if more than one Sales Event is achieved in the same calendar year, then each corresponding Deferred Fixed Payment will be payable. The maximum [***] is [***]; provided that the maximum [***] may be increased to [***] pursuant to Section 3.11(d). The maximum [***] is [***]. The maximum [***]in the aggregate is [***].

(b) Deferred Variable Payments. Subject to the terms of this Section 3.8 and Section 3.11(d), Buyer shall make payments (each such payment, a “Deferred Variable Payment”) to Seller based on a percentage of Annual Net Sales of Products in the Territory during the Deferred Variable Payment Term, which Deferred Variable Payments shall be calculated using the applicable percentage rate set forth below:

Annual Net Sales	Rate
For that portion of Annual Net Sales less than $[***]	[	***]%
For that portion of Annual Net Sales equal to or greater than $[***] and less than or equal to $[***]	[	***]%
For that portion of Annual Net Sales greater than $[***] and less than or equal to $[***]	[	***]%
For that portion of Annual Net Sales greater than $[***] and less than or equal to $[***]	[	***]%
For that portion of Annual Net Sales greater than $[***]	[	***]%

(c) Deferred Variable Payment Rate Reductions. Notwithstanding Section 3.8(b):

(i) from and after the end of the calendar quarter in which FDA first grants Regulatory Approval to a Third Party for a Third Party Product, all Deferred Variable Payment rates shall be reduced by [***] percent ([***]%) of the original percentage rate set forth in Section 3.8(b);

(ii) from and after the end of the calendar quarter in which FDA grants Regulatory Approval to a Third Party for a second Third Party Product (i.e., a Third Party Product in addition to the Third Party Product referenced in the preceding clause (i)), all Deferred Variable Payment rates shall be reduced by an additional [***] percent ([***]%) of the original percentage rate set forth in Section 3.8(b) (i.e., a [***]% aggregate reduction when combined with the reduction in the preceding clause (i)); and

(iii) subject to Section 3.11(d), if any Payment Obligor in good faith (A) enters into an agreement with a Third Party in order to obtain a license or other right to a Valid Claim that Covers the making, use or sale of the Compound or any Product in any country in the Territory in order to avoid infringing such Valid Claim, or (B) pursues any Order that invalidates or narrows the scope of any Valid Claim of a Third Party that Covers the making, use or sale of the Compound or any Product, Buyer shall be entitled to deduct from any Deferred Variable Payments payable under Section 3.8(b) [***] or in connection with obtaining the Order referred to in the preceding clause (B), up to a maximum of [***];

(d) Payment Terms; Reporting.

(i) Currency and Conversion. All payments under this Agreement shall be in United States Dollars ($). Whenever calculations of Net Sales or Deferred Variable Payments require conversion from any currency into Dollars, Buyer shall convert into Dollars, using the median daily average exchange rate over the applicable period to which such Net Sales or Deferred Variable Payments relate, of the daily Dollars foreign exchange reference rate of the Dollar against the currency of the country in which the applicable Net Sales were made.

(ii) Deferred Fixed Payments.

(A) Promptly following the first achievement of any Development and Regulatory Event, but in no event later than [***] thereafter, Buyer shall inform Seller of the achievement of such Development and Regulatory Event and Buyer shall pay to Seller, by wire transfer of immediately available funds in accordance with written instructions provided by Seller, the corresponding Deferred Fixed Payment.

(B) Buyer shall inform Seller of the achievement of any Sales Event and Buyer shall pay to Seller, by wire transfer of immediately available funds in accordance with written instructions provided by Seller, the corresponding Deferred Fixed Payment, in each case within [***] following the end of the calendar year in which such Sales Event was achieved.

(iii) Development Reports. Following the Closing, until the earlier of (i) the achievement of all Development and Regulatory Events and (ii) Buyer’s delivery of a notice of Pre-Commercial Termination to Seller, within [***] after the end of each calendar year, Buyer shall submit to Seller a written report, describing at a level of detail consistent with Buyer’s internal reporting standards and governance requirements, the status of the development of the Compound (each, a “Development Report”).

(iv) Deferred Variable Payments and Reporting. After the First Commercial Sale of a Product in the Territory, Buyer shall calculate Deferred Variable Payments quarterly at the end of each calendar quarter and shall pay to Seller, by wire transfer of immediately available funds in accordance with written instructions provided by Seller, Deferred Variable Payments on Annual Net Sales achieved during such calendar quarter within [***] after the end of each of the first three calendar quarters of the year and within [***] after the end of the fourth calendar quarter of the year. With each such payment, Buyer shall provide in writing to Seller for the relevant calendar quarter the following information on a country-by-country and Product-by-Product basis (all of which shall constitute Buyer Information):

(A) the amount of Product sold, the Net Sales (expressed in Dollars where gross sales are invoiced in Dollars, for gross sales invoiced in any other non-Dollar currency, the applicable conversion rates and the resulting amount in Dollars, in accordance with the provisions of Section 3.8(d)(i)) on a Product-by-Product basis, in value, and a calculation of aggregate Net Sales for such calendar quarter (which shall include the aggregate total for each input of such calculation, for example the aggregate deductions for such calendar quarter for credits or allowances for [***]); and

(B) the total Deferred Variable Payments payable (expressed in Dollars, in accordance with the provisions of Section 3.8(b)) on a Product-by-Product basis.

(v) Accounting and Audit. Buyer and its Affiliates shall, and shall use commercially reasonable efforts to cause all other Payment Obligors to, maintain complete and accurate books of account containing the information necessary for the purpose of calculating Deferred Variable Payments payable under this Agreement and verifying all other payments to be made pursuant to this Agreement. Buyer and its Affiliates shall, and shall use commercially reasonable efforts to cause all other Payment Obligors to, permit Seller, through an Independent Accountant to examine such books and records during normal business hours on not less than [***] advanced notice, but not later than [***] following Buyer’s payment of the Deferred Variable Payment to which such audit relates. The foregoing right of audit may be exercised only once during any [***] period, except in the event that a previous audit during such [***] period detected any material inaccuracies in payments, in which case, Seller may exercise its right of audit once more during [***] to confirm that such inaccuracies have been corrected. The auditing Independent Accountant may be required by Buyer or its Affiliates to enter into a reasonably acceptable confidentiality agreement, and in no event shall such Independent Accountant disclose to Seller or its Affiliates any information other than such as relates to the accuracy of reports and payments made or due hereunder. The opinion of such Independent Accountant regarding such reports, accountings and payments shall be binding on the Parties. Seller shall bear the cost of any such audit; provided, that if the audit shows an underpayment due by Buyer to Seller of more than [***] percent ([***]%) of the amount due, then Buyer shall promptly reimburse Seller for the costs of the Independent Accountant incurred in connection with such audit. If the audit concludes that (A) additional amounts are owed by Buyer, Buyer shall promptly pay to Seller the amount of any such underpayment revealed by such audit, together with simple interest accrued on such amount at the rate of [***] percent ([***]%) per annum between the date the relevant payment was due hereunder and the date on which such underpayment is paid in full and the costs of the Independent Accountant, as applicable; or (B) excess payments were made by Buyer, Buyer shall be entitled to set-off against and deduct the amount of any such excess payment from any Deferred Fixed Payment or Deferred Variable Payment that is then due and payable hereunder, or which becomes due and payable hereunder within [***] following such conclusion, or if no Deferred Fixed Payments or Deferred Variable Payments become due and payable hereunder within [***] following such conclusion, Seller shall promptly reimburse Buyer for such excess payments.

(vi) Offset. The obligation of Buyer to pay, or cause to be paid, any Deferred Fixed Payment or Deferred Variable Payment pursuant to this Section 3.8 is subject to the set-off rights of Buyer set forth in Section 12.7.

(e) Product Transfers. [***].

(f) Deferred Payments Not Securities. The right of Seller to receive Deferred Fixed Payments and Deferred Variable Payments if and when such payments become due and payable in accordance with this Section 3.8: (i) does not give Seller dividend rights, voting rights, liquidation rights, preemptive rights or other rights of shareholders of Buyer; (ii) shall not be represented by any form of certificate or other instrument; (iii) does not represent any right other than the right to receive the consideration set forth in this Section 3.8; and (iv) except as otherwise provided in Section 13.1, shall not be assignable or transferable except by operation of Law or Liquidation Event, without Buyer’s prior written consent not to be unreasonably withheld, delayed or conditioned (and neither Buyer nor Seller shall give effect to any purported assignment or transfer made in contravention of this clause (iv) (and any such purported assignment or transfer shall be void and of no effect)).

(g) Information. Seller (i) acknowledges that the information provided by Buyer under this Section 3.8 may constitute material, non-public information of Buyer, (ii) is aware that United States federal and state securities Laws restrict persons with material, non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such other person is likely to purchase or sell such company’s securities and (iii) agrees that Seller and its Affiliates shall not use or disclose any information provided by Buyer under this Section 3.8 in violation of such Laws.

3.9 Allocation of Purchase Price.

(a) Buyer shall prepare a schedule (the “Allocation Schedule”) that allocates the Purchase Price and Assumed Liabilities (plus other relevant items) to the Acquired Assets consistent with applicable Tax Laws that the Parties must satisfy with respect to the allocation of the Purchase Price for tax purposes, including for United States tax purposes Sections 1060 and 338 of the Code and the Treasury regulations promulgated thereunder, and for Canadian tax purposes Section 68 of the ITA. Buyer shall provide a copy of such Allocation Schedule to Seller no later than [***] after the Closing Date or, if earlier, [***] prior to the due date (taking into account any extensions) for filing a Tax Return for which the allocation is relevant for Seller’s review.

(b) Upon any adjustment to the Purchase Price, the Allocation Schedule shall be revised by Buyer and submitted to Seller as soon as practicable for Seller’s review. Buyer and Seller shall cooperate in the preparation and filing of any forms required by applicable Law with respect to the allocation, including any amendments to such forms required as a result of any adjustment to the Purchase Price pursuant to this Agreement.

3.10 Withholding and Other Taxes. Buyer, its Affiliates, and its Representatives shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any withholding Taxes required by applicable Law to be deducted and withheld. If Buyer intends to deduct or withhold any amounts pursuant to this Section 3.10, Buyer shall use its commercially reasonable efforts (a) to notify Seller within a reasonable time period in advance thereof and (b) to provide Seller a reasonable opportunity to provide forms or other evidence to Buyer that would reduce or eliminate such deduction or withholding to the extent permitted under applicable Law. Any amounts deducted or withheld and remitted to the appropriate Taxing Authority will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Buyer shall remit any amount deducted or withheld to the appropriate Taxing Authority.

3.11 Third Party Patent.

(a) Rights to Challenge and/or In-License. Notwithstanding anything to the contrary in this Agreement, (i) [***] the patent set forth on Schedule 3.11 or any Patent Rights with respect thereto (the “Patent At Issue”) [***], (ii) until [***], subject to Section 3.11(b), Seller and Buyer shall each have the right to negotiate and obtain a license under the Patent At Issue for the research, development, manufacture, commercialization and other exploitation of the Compound and any Product; provided that Seller shall not execute or otherwise enter into any agreement containing such license without Buyer’s prior written consent (which will not be unreasonably withheld, conditioned or delayed if such agreement complies with Section 3.11(b)), (iii) from and after [***], Buyer shall have the sole right to negotiate and obtain a license under the Patent At Issue for the research, development, manufacture, commercialization and other exploitation of the Compound and any Product. If, as of [***], Seller is engaged in ongoing negotiations with the Third Party that controls such Patent At Issue for the license described in clause (ii), at Buyer’s election, Seller shall either (x) immediately terminate all discussions related to such license and negotiations or (y) facilitate the transition of such negotiations to Buyer and, to the extent requested by Buyer, continue to participate in such negotiations.

(b) If Seller exercises its rights under clause (ii) of Section 3.11(a) to negotiate and obtain a license to the Patent At Issue for the research, development, manufacture, commercialization and other exploitation of the Compound and any Product, unless otherwise agreed by Buyer in writing (including by Buyer’s written consent to any agreement that does not comply with the requirements set forth in this Section 3.11(b)), Seller shall ensure that such license:

(i)	[***];

(ii)	[***];

(iii)	[***]; and

(iv)	[***].

(c) Transfer. If (i) Seller exercises its rights under clause (ii) of Section 3.11(a) to negotiate and obtain, and thereafter does obtain, a license to the Patent At Issue for the research, development, manufacture, commercialization or other exploitation of the Compound and any Product in compliance with Section 3.11(a) and Section 3.11(b), and (ii) Buyer exercises its Option, such license shall be included in the Acquired Assets pursuant to Section 3.1 or, if such license is entered into after the Closing, immediately assigned to Buyer for no additional consideration. For clarity, Buyer shall assume all obligations set forth in any license to the Patent At Issue in connection with any assignment of such license to Buyer pursuant to this Section 3.11(c), including, if applicable, any royalty or other payment obligations set forth therein to the extent not fulfilled by Seller as of the date of assignment; provided, however, that Buyer shall not assume any such obligations or liabilities that result from or arise out of a breach by Seller or such license prior to such assignment.

(d) Financial Consequences.

(i) Subject to Section 3.11(d)(ii), if either Buyer or Seller obtains a license under the Patent At Issue for the research, development, manufacture, commercialization and other exploitation of the Compound and any and all Products (provided that, if such license is obtained by Seller, it was entered into in compliance with Section 3.11(a) and Section 3.11(b) and is fully assigned to Buyer in accordance with Section 3.1 or, if such license is entered into after the Closing, it is promptly assigned to Buyer for no additional consideration other than Buyer’s reimbursement obligations pursuant to this Section 3.11(d)), then:

(A) the Deferred Fixed Payment set forth in item (3) of Section 3.8(a) shall instead equal: $[***] (or $[***] if [***]),

(B) the Deferred Fixed Payment set forth in item (4) of Section 3.8(a) shall instead equal: $[***] (or $[***] if a [***]),

(C) the Deferred Variable Payments set forth in Section 3.8(b) shall instead equal:

Annual Net Sales	Rate
For that portion of Annual Net Sales less than $[***]	[***	]%
For that portion of Annual Net Sales equal to or greater than $[***] and less than or equal to $[***]	[***	]%
For that portion of Annual Net Sales greater than $[***] and less than or equal to $[***]	[***	]%
For that portion of Annual Net Sales greater than $[***] and less than or equal to $[***]	[***	]%
For that portion of Annual Net Sales greater than $[***]	[***	]%

(D) [***],

(E) [***],

(F) the “Deferred Variable Payment Term” shall instead mean the time period beginning on the First Commercial Sale of a Product anywhere in the Territory following the Closing and ending on the latest of (i) the [***] and (ii) the earlier of (A) the expiration of the last Valid Claim of the Patent At Issue that Covers such Product or the exploitation thereof and (B) [***]; provided that if FDA grants Buyer or any of its Affiliates [***] for the Compound under U.S. 21 C.F.R. § [***], the Deferred Variable Payment Term will expire [***] at the later of [***] (y) the earlier of (I) [***] that Covers such Product or the exploitation thereof and (II) [***], and

(G) for clarity, the provisions of Section 3.8 shall otherwise remain unaffected, including that Sections 3.8(a)(ii), 3.8(c)(1), and 3.8(c)(2) shall apply to the Deferred Fixed Payments set forth above.

(ii) [***].

ARTICLE IV

CLOSING

4.1 Closing. If the Option is exercised by Buyer, the closing of the Transactions (the “Closing”) shall take place at 10:00 a.m., Eastern time, on the third Business Day following the satisfaction or waiver of the conditions set forth in Article X (other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions at the Closing), or on such later date and time (prior to any effective date of termination of this Agreement pursuant to Article XI) that may be agreed to in writing by Buyer and Seller, by electronic exchange of executed documents by Buyer and Seller. For purposes of this Agreement, the “Closing Date” shall be the date on which the Closing occurs.

4.2 Transactions at Closing. At the Closing, subject to the terms and conditions hereof:

(a) Seller’s Actions and Deliveries. Seller shall execute and deliver, or cause to be executed and delivered, to Buyer (or to such Affiliates of Buyer as instructed in writing by Buyer prior to the Closing Date):

(i) the Ancillary Agreements that call for Seller’s signature; and

(ii) evidence, in form and substance reasonably satisfactory to Buyer, that Seller has obtained each of the consents or approvals, if any, set forth in Section 5.4 of the Seller Disclosure Letter.

(b) Buyer’s Actions and Deliveries. Buyer shall:

(i) pay, or cause to be paid, an amount equal to the sum of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Option Exercise Price”) and, if Buyer has elected to purchase any Inventory, the aggregate Inventory Price, to Seller by wire transfer of immediately available funds in accordance with written instructions provided by Seller not less than five Business Days prior to the Closing Date; and

(ii) execute and deliver, or cause to be executed and delivered, to Seller the Ancillary Agreements that call for Buyer’s signature.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the disclosure letter delivered by Seller to Buyer immediately prior to the execution of this Agreement or, with respect to the making of the representations and warranties in this Article V as of the Closing Date, pursuant to Section 2.4(b) (the “Seller Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Seller Disclosure Letter shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent from the face of such disclosure, notwithstanding the absence of a cross-reference in or to any such corresponding section of this Agreement), Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date, as set forth below.

5.1 Qualification, Organization, etc. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of Texas and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Seller is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

5.2 Authority; Binding Effect.

(a) Seller has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Seller of this Agreement and each such Ancillary Agreement, the performance by Seller of its obligations hereunder and thereunder and the consummation of the Transactions, have been, or in the case of the Ancillary Agreements will have been prior to Closing, duly authorized by all requisite corporate action on the part of Seller.

(b) This Agreement has been duly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, and each Ancillary Agreement will be, prior to the Closing, duly executed and delivered by Seller and will, upon the Closing, constitute a legal, valid and binding obligation of Seller, in each case enforceable against Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c) Each Affiliate of Seller that will enter into any Ancillary Agreement has all requisite organizational power and authority to execute and deliver each Ancillary Agreement to which it will be a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by each such Affiliate of each Ancillary Agreement to which it will be a party, the performance by such Affiliate of its obligations thereunder and the consummation of the transactions contemplated thereby, will have been prior to Closing duly authorized by all requisite organizational action on the part of such Affiliate prior to its execution and delivery of each such Ancillary Agreement.

(d) Each Ancillary Agreement to which an Affiliate of Seller will be a party, as of the Closing, will have been duly executed and delivered by such Affiliate and, as of the Closing, constitutes a legal, valid and binding obligation of such Affiliate, in each case enforceable against such Affiliate in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

5.3 No Conflicts; Consents. The execution, delivery and performance of this Agreement by Seller, the execution, delivery and performance by Seller and its Affiliates of each Ancillary Agreement to which Seller or any of its Affiliates is a party and the consummation of the Transactions by Seller do not and will not: (a) violate any provision of Seller’s or such Affiliate’s Organizational Documents; (b) subject to making or obtaining the Consents referred to in Section 5.4, violate or result in a breach of or constitute a default under any Law to which Seller is subject or may be bound or affected; (c) conflict with, violate any provision of or result in a breach of, or require a Consent under, or result in the termination of or the acceleration of (whether after the giving of notice or the lapse of time or both) any rights or obligations under (i) that certain Exclusive License and Collaboration Agreement, dated [***], by and between [***]) and Seller or (ii) any other Contract to which Seller or any of its Affiliates is a party or (d) result in the creation of any Lien other than a Permitted Lien on any Acquired Asset; except, with respect to clauses (b) and (c), for any violations, breaches, conflicts, defaults, terminations, cancellations, modifications or accelerations as would not reasonably be expected to, individually or in the aggregate, be material to the Compound, the Acquired Assets or the Assumed Liabilities.

5.4 Consents and Governmental Approvals. No Consent to, with or from any Governmental Authority is required for Seller or any of its Affiliates to execute, deliver or perform its obligations under this Agreement or any Ancillary Agreement or to consummate the Transactions, including any approval from the Small Business Administration as a result of receiving any funds from the Paycheck Protection Program pursuant to the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. No. 116–136, 131 Stat. 281.

5.5 Title to Assets. Seller or an Affiliate thereof has good, marketable and valid title to all of the Acquired Assets, free and clear of all Liens other than Permitted Liens. At the Closing, Buyer will acquire from Seller or its applicable Affiliate good and marketable title to all of the Acquired Assets, free and clear of all Liens (other than Permitted Liens). Neither Seller nor any of its Affiliates is developing, Manufactures for itself or any Third Party, or is commercializing any Competing Product.

5.6 Absence of Certain Changes or Events.

(a) Since December 31, 2021, there has not occurred any Material Adverse Effect.

(b) From December 31, 2021 through the date of this Agreement, other than with respect to the Transactions, Seller and its Affiliates have conducted the development of the Compound in the ordinary course of business.

(c) From December 31, 2021 through the date of this Agreement, neither Seller nor any of its Affiliates has taken any actions that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 7.1(b).

5.7 Orders; Litigation. There are no Orders issued by any Governmental Authority binding on Seller or any of its Affiliates with respect to the Acquired Assets, the Compound, or the Transactions, and there are no Proceedings pending or, to Seller’s Knowledge, threatened, against Seller or any of its Affiliates with respect to the Acquired Assets, the Compound, or the Transactions.

5.8 Compliance with Laws; Regulatory Matters.

(a) Neither Seller nor any of its Affiliates holds or has applied for any Regulatory Approvals for any Product. Seller and its Affiliates have conducted the research, development and manufacture of the Compound in material compliance with all applicable Laws, including all Laws applicable to the research, nonclinical and clinical testing, development, manufacturing, ownership, operation, storage, import, export, distribution, marketing, pricing, sale, promotion, warehousing, packaging, labeling, and handling of the Compound, including the FDCA and its implementing regulations, and any comparable applicable state and foreign Laws (all such applicable Laws, collectively, the “Health Care Laws”). None of Seller its Affiliates or to Seller’s Knowledge, any Third Party manufacturer of any Compound engaged by Seller or any of its Affiliates has received any written notice, including any FDA Form 483, clinical hold, warning letter, notice of adverse finding, notice of violation, untitled letter, or notice of deficiency, or similar written communication from the FDA or any other Governmental Authority, (i) alleging that the Compound or the ownership, manufacturing, operation, storage, import, export, distribution, development, clinical trials, marketing, pricing, sale, promotion, warehousing, packaging, labeling, handling or testing thereof is in violation of any applicable Health Care Law or Governmental Authorization, or (ii) otherwise alleging any violation of any Health Care Laws or Governmental Authorization by Seller or any of its Affiliates with respect to the research, development or manufacture of the Compound; except, in each case, to the extent that such violation has been remedied.

(b) All clinical studies of the Compound conducted by or on behalf of Seller and its Affiliates have been and are being conducted in compliance in all material respects with valid study protocols, GCP and all other applicable Law. Neither Seller nor any of its Affiliates has received any written notice that FDA or any other Governmental Authority, or any Review Board or ethics committee has recommended, initiated, or threatened to initiate any action to suspend or terminate any clinical trial with respect to the Compound sponsored by Seller and its Affiliates, or to otherwise materially restrict the preclinical research or clinical study of the Compound. All clinical trials conducted by or on behalf of Seller or any of its Affiliates, and the results of all such clinical trials, have been registered and disclosed in accordance with Section 801 of the Food and Drug Administration Amendments Act of 2007 (Section 402(j) of the Public Health Service (PHS) Act), U.S. 42 C.F.R. § 11, and all other applicable Laws.

(c) All material documents, reports and notices required to be filed with any Governmental Authority by Seller and its Affiliates with respect to the Compound have been so filed on a timely basis, and were complete and accurate in all material respects as of the date of filing, or were subsequently updated, changed, corrected, or modified. No such filing with any Governmental Authority contained any materially false, misleading or otherwise inaccurate statements or information, whether express or due to omission of material information, as of the date of filing.

(d) Section 5.8(d) of the Seller Disclosure Letter sets forth a true and complete list of all human clinical trials, previously or currently undertaken or sponsored by or on behalf of Seller or its Affiliates and, to the Seller’s Knowledge, any third-party investigator for whom Seller and its Affiliates provides material or financial support for any such clinical trial, in each case, with respect to the Compound. True and complete and correct copies of all material data and material reports with respect to such trials have been made available to Buyer; provided that CMC-related Know-How and Information shall not be made available prior to receipt of the Option Fee. Seller has made available to Buyer a true and complete copy of all material correspondence and meeting minutes between Seller or any of its Affiliates and the FDA, other Governmental Authorities, or any Review Board regarding such clinical trials; provided that CMC-related Know-How and Information shall not be made available prior to receipt of the Option Fee.

(e) Neither Seller nor any of its Affiliates has performed any pre-clinical studies or any animal studies with respect to the Compound.

(f) All manufacturing operations conducted by, or for the benefit of, Seller or its Affiliates with respect to the Compound being used in human clinical trials have been and are being conducted in accordance, in all material respects, with the applicable current Good Manufacturing Practice, as set forth in Parts 210 and 211, or otherwise under 21 U.S.C. § 351, and comparable applicable state and foreign Laws. All such manufacturing operations are in material compliance with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and U.S. 21 C.F.R. § 207 and all similar Laws in those jurisdictions in which human clinical trials or manufacturing activities have been or are being conducted by Seller or its Affiliates involving the Compound. No manufacturing site used for the manufacture of the Compound is subject to a Regulatory Authority shutdown or import or export prohibitions.

(g) Seller has made available to Buyer true and complete copies of (i) all INDs related to the Compound held by Seller or any of its Affiliates, (ii) all material correspondence in Seller’s or any of its Affiliates’ possession or control to or from FDA and any other applicable Regulatory Authorities, in each case concerning the Compound and the likelihood or timing of, or requirements for, regulatory approval of the Compound, and (iii) except for any Prohibited Information, all material information in Seller’s or any of its Affiliates’ possession or control concerning the safety, efficacy, side effects, toxicity, or manufacturing quality and controls of the Compound; provided that CMC-related Know-How and Information shall not be made available prior to receipt of the Option Fee.

(h) Neither Seller nor any of its Affiliates nor, to Seller’s Knowledge, any of their Representatives has received any written notice that the FDA or any other Governmental Authorities or Review Board has initiated, or threatened to initiate, any action to suspend or terminate any IND, in each case sponsored by Seller or any of its Affiliates with respect to the Compound, or to recall or suspend the manufacture of the Compound.

(i) None of Seller, any of its Affiliates or any of their respective directors or employees and, to Seller’s Knowledge, no other Representatives acting for Seller or any of its Affiliates, has committed any act, made any statement or failed to make any statement, relating to the Compound or the development or manufacturing thereof that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. None of Seller any of its Affiliates or any of their respective directors or employees or, to Seller’s Knowledge, any other Representative acting for Seller or any of its Affiliates in connection with the Compound is or ever has been debarred, excluded, or suspended from participation, or otherwise been deemed ineligible to participate, in any health care programs of any Governmental Authority, or convicted of any crime regarding health care products or services, or engaged in any conduct that would reasonably be expected to result in any such debarment, exclusion, suspension, or ineligibility, including (i) debarment under 21 U.S.C. Section 335a or any similar applicable state or foreign Law and (ii) exclusion under 42 U.S.C. Section 1320a–7 or any similar applicable state or foreign Law.

(j) Neither Seller nor any of its Affiliates is a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or similar agreement imposed by any Governmental Authority that covers the Compound or any of the Acquired Assets.

5.9 Tax Matters.

(a) All material Tax Returns that are required to be filed by or with respect to the Acquired Assets and the research, development or manufacture of the Compound have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate in all material respects;

(b) All Taxes due and owing with respect to the Acquired Assets and the research, development or manufacture of the Compound have been paid, other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of Seller or its Affiliates and no failure, if any, of Seller to duly and timely pay all Taxes for the current year that are due and payable by it will result in a Lien on the Acquired Assets;

(c) there are no Liens for Taxes on any of the Acquired Assets other than Liens for Taxes not yet due and payable that arose by operation of Law;

(d) to Seller’s Knowledge, no Tax Proceedings are pending, in progress or have been threatened in writing with respect to any Taxes relating to the Acquired Assets or the research, development or manufacture of the Compound and there are no matters under discussion, audit or appeal with any Taxing Authority which will reasonably be expected to result in a Lien on the Acquired Assets;

(e) Seller is a non-resident of Canada within the meaning of the ITA;

(f) the Acquired Assets are not taxable Canadian property within the meaning of the ITA; and

(g) Seller is not a registrant for the purposes of the Excise Tax Act (Canada), and is not registered for GST/HST or any other Canadian sales Taxes.

5.10 Intellectual Property.

(a) The Transferred Know-How and Licensed Manufacturing Know-How constitute all of the Intellectual Property that is owned or licensed by Seller or its Affiliates and necessary for the research, development or manufacture of the Compound as currently conducted by Seller and its Affiliates. Other than the Transferred Know-How and Licensed Manufacturing Know-How, neither Seller nor any of its Affiliates owns, licenses or otherwise uses any Intellectual Property used in and that is material to the research, development or manufacture of the Compound.

(b) Neither the Transferred Know-How nor the Licensed Manufacturing Know-How is subject to any outstanding Order with respect to its use.

(c) No Proceedings are pending or, to Seller’s Knowledge, threatened against Seller or any of its Affiliates alleging that the Compound, the research, development, manufacture or commercialization of the Compound, the Transferred Know-How or Licensed Manufacturing Know-How, or any act by Seller or any of its Affiliates related thereto or the use thereof, infringes, misappropriates or otherwise violates (or in the past infringed, misappropriated or otherwise violated) any Intellectual Property of any Person.

(d) To Seller’s Knowledge, the research, development or manufacture of the Compound or any Product, and the making, use, import, offer for sale or other disposition of the Compound or any Product, has not, does not, and would not infringe, misappropriate or otherwise violate, even when considered in the absence of 35 U.S.C. 271(e)(1) in the United States or a similar research use exception elsewhere, any Intellectual Property of any Person.

(e) To Seller’s Knowledge, there is no, nor has there been any, infringement, misappropriation or other violation by any Person of any of the rights of Seller or any of its Affiliates in or to the Transferred Know-How or Licensed Manufacturing Know-How.

(f) Seller and its Affiliates have taken commercially reasonable measures to maintain the confidentiality of the Transferred Know-How and Licensed Manufacturing Know-How. The Know-How and Information that are owned, used or held by Seller and its Affiliates in connection with the research, development or manufacture of the Compound have not been used, disclosed to or discovered by any Person except pursuant to written non-disclosure or license agreements which have not, to Seller’s Knowledge, been breached.

(g) No funding, Intellectual Property, facilities, personnel or other resources of any Governmental Authority or university or other academic institution or academic research center has been used in connection with the conception, invention, reduction to practice, development or other creation by or on behalf of Seller and its Affiliates of any Intellectual Property related to the Compound.

(h) Seller and its Affiliates may lawfully use all Personally Identifiable Information collected or used by Seller and its Affiliates in the research and development of the Compound or included in the Acquired Assets and have complied in all material respects with all applicable Laws and contractual and fiduciary obligations relating to the collection, storage, use, transfer and any other processing of any Personally Identifiable Information collected or used by Seller or any of its Affiliates (including Personally Identifiable Information collected during any clinical trials conducted with respect to the Compound, or during the development, preclinical and clinical testing, manufacture, storage, testing, distribution, supply and administration of the Compound). The transfer in accordance with this Agreement of Personally Identifiable Information included in the Acquired Assets from Seller or any of its Affiliates to Buyer in connection with the Transactions will not violate any applicable U.S. Law.

(i) To the Seller’s Knowledge, neither Seller nor any of its Affiliates has suffered any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, any Personally Identifiable Information applicable to the research, development or manufacture of the Compound or included in the Acquired Assets.

(j) The representations set forth in the first two sentences of Section 5.5 and the representations set forth in this Section 5.10 are the only representations given by Seller with respect to ownership of Intellectual Property, and the representations set forth in Section 5.10(c), Section 5.10(d) and Section 5.10(e) are the only representations given by Seller with respect to non-infringement, misappropriation or violation of Intellectual Property.

5.11 Insurance. Seller and its Affiliates have all material policies of insurance covering the Business, including policies of property, clinical trial and products liability, and such policies are in a form and amount which are adequate for the research, development and manufacture of the Compound. All such insurance policies are in full effect, no written notice of cancellation has been received by Seller or any of its Affiliates under such policies, and there is no existing material default under any such policies.

5.12 Brokers. No broker, investment banker, agent, finder or other Person acting on behalf of Seller or any of its Subsidiaries or under the authority thereof is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the Transactions.

5.13 Solvency. Immediately after giving effect to the Transactions, Seller and each of its Affiliates shall be solvent and shall (a) be able to pay its debts as they become due, (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and (c) have adequate capital to carry on its business, including, but not limited to, in accordance with the terms of this Agreement. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Seller or its Affiliates.

5.14 No Reliance. Seller acknowledges that (i) none of Buyer, its Affiliates or Representatives is making, and Seller is not relying on, any statement, representation or warranty, oral or written, express or implied, regarding the Compound, the Acquired Assets, the Assumed Liabilities, or Buyer and its Affiliates, except as expressly set forth in Article VI and (ii) all other representations and warranties regarding the Compound, the Acquired Assets or the Assumed Liabilities of any kind or nature, express or implied (including any implied warranty of merchantability or fitness for a particular purpose) are specifically disclaimed.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in the applicable section of the disclosure letter delivered by Buyer to Seller immediately prior to the execution of this Agreement or, with respect to the making of the representations and warranties in this Article VI as of the Closing Date, in conjunction with Buyer’s delivery of an Option Exercise Notice (the “Buyer Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Buyer Disclosure Letter shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent from the face of such disclosure, notwithstanding the absence of a cross-reference in or to any such corresponding section of this Agreement), Buyer represents and warrants to Seller, as of the date hereof and as of the Closing Date, as set forth below.

6.1 Qualification, Organization, etc. Buyer is a legal entity duly organized, validly existing and in good standing under the Laws of Canada and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Buyer is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay Buyer’s consummation of the Transactions.

6.2 Authority; Binding Effect.

(a) Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it will be a party to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by Buyer of this Agreement and each such Ancillary Agreement, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the Transactions, have been, or in the case of the Ancillary Agreements will have been prior to Closing, duly authorized by all requisite corporate action on the part of Buyer.

(b) This Agreement has been duly executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, and each Ancillary Agreement will be, prior to the Closing, duly executed and delivered by Buyer and will, upon the Closing, constitute a legal, valid and binding obligation of Buyer, in each case enforceable against Buyer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar Laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

6.3 No Conflicts; Consents. The execution, delivery and performance of this Agreement by Buyer and the consummation of the Transactions do not and will not: (a) violate any provision of Buyer’s Organizational Documents; (b) violate or result in a breach of or constitute a default under any Law to which Buyer is subject or may be bound or affected; or (c) conflict with, violate any provision of or result in a breach of, or result in the termination of or the acceleration of (whether after the giving of notice or the lapse of time or both) any rights or obligations of Buyer under any Contract to which Buyer is a party; except, with respect to clauses (b) and (c), for any violations, breaches, conflicts, defaults, terminations, cancellations, modifications or accelerations as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay Buyer’s consummation of the Transactions.

6.4 Consents and Governmental Approvals. No Consent to, with or from any Governmental Authority is required for Buyer to execute, deliver or perform its obligations under this Agreement or any Ancillary Agreement or to consummate the Transactions.

6.5 Orders; Litigation. There are no Orders issued by any Governmental Authority binding on Buyer or any of its Affiliates with respect to the Acquired Assets, the Compound, or the Transactions, and there are no Proceedings pending or, to Buyer’s knowledge, threatened, against Buyer or any of its Affiliates with respect to the Acquired Assets, the Compound, or the Transactions.

6.6 Solvency. Immediately after giving effect to the Transactions, Buyer and each of its Subsidiaries shall be solvent and shall (a) be able to pay its debts as they become due, (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and (c) have adequate capital to carry on its business, including, but not limited to, in accordance with the terms of this Agreement. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer or its Subsidiaries.

6.7 Brokers. No broker, investment banker, agent, finder or other Person acting on behalf of Buyer or any of its Subsidiaries or under the authority thereof is or shall be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the Transactions.

6.8 No Reliance. Buyer acknowledges that (i) none of Seller, its Affiliates or Representatives is making, and Buyer is not relying on, any statement, representation or warranty, oral or written, express or implied, regarding the Compound, the Acquired Assets or the Assumed Liabilities, except as expressly set forth in Article V and (ii) all other representations and warranties regarding the Compound, the Acquired Assets or the Assumed Liabilities of any kind or nature, express or implied (including any implied warranty of merchantability or fitness for a particular purpose) are specifically disclaimed.

ARTICLE VII

PRE-CLOSING COVENANTS

7.1 Conduct Prior to the Closing.

(a) Unless Buyer consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), except as required by applicable Law or expressly required by this Agreement, from and after the date of this Agreement until the earlier of: (i) the Closing Date, and (ii) the termination of this Agreement pursuant to Section 11.1 (the “Pre-Closing Period”), Seller shall, and shall cause its Affiliates engaged in the research, development or manufacture of the Compound or any Product to, use commercially reasonable efforts to conduct such activities only in the ordinary course of business consistent with past practice and preserve the Acquired Assets and the existing business relationships of Seller and its Affiliates related to the research, development or manufacture of the Compound or any Product.

(b) Without limiting the generality of Section 7.1(a), unless Buyer consents in writing (which consent shall not be unreasonably withheld, delayed or conditioned), except as required by applicable Law or expressly required by this Agreement or as set forth in Section 7.1(b) of the Seller Disclosure Letter, during the Pre-Closing Period, Seller shall not take any of the following actions:

(i) [***], transfer, sell, lease, enter into any sale lease back (or similar arrangement), license, mortgage, pledge, encumber or otherwise convey or dispose of or grant any rights in, or create any Liens (other than Permitted Liens) on, the Compound, any Product or any of the Acquired Assets, other than the grant of non-exclusive licenses to rights to the Compound for the sole purpose of continuing the TATCIST Study that are restricted to such use and the use of inventory of the Compound for purposes of the TATCIST Study;

(ii) enter into any Contract in respect of the research, development, manufacture or commercialization of the Compound or any Product other than Contracts reasonably necessary or appropriate to continue the TATCIST Study and that otherwise comply with the restrictions set forth in this Section 7.1(b) or Section 7.4;

(iii) discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to, any Claim that (A) results by its terms in any express restriction on the research, development, manufacture or commercialization of the Compound or any Product or (B) results in a Liability to the extent that such Liability would constitute an Assumed Liability;

(iv) vary any inventory practices with respect to the Compound or any Product in any respect materially inconsistent with past practice, except to the extent necessary to conduct the TATCIST Study;

(v) [***], adopt a plan of complete or partial liquidation or dissolution, recapitalization or other reorganization affecting the Acquired Assets, the Compound or any Product;

(vi) disclose to any Third Party any trade secrets or other confidential information included in the Acquired Assets other than pursuant to a confidentiality agreement on customary terms;

(vii) correspond, communicate or consult with the FDA, EMA or similar Regulatory Authorities concerning the Compound or any Product without providing Buyer prior written notice and the opportunity to consult with Seller with respect to such correspondence, communication or consultation, to the extent such written notice and consultation is not prohibited by such Regulatory Authorities; provided, that prior to the Closing Date, Seller shall retain all final decision-making authority with respect to such correspondence, communications and consultation;

(viii) except as requested by the FDA, EMA or similar Regulatory Authorities or in connection with a Study Termination Event, make any material modification to the TATCIST Study or the study protocol for the TATCIST Study;

(ix) commence, or submit any application for a Governmental Authorization with respect to the commencement of, any clinical study of the Compound or any Product;

(x) make any filing with any Governmental Authority to obtain Patent Rights or register any trademark, service mark, trade name or similar indicia of ownership with respect to the Compound or any Product or the making, use or sale thereof; or

(xi) make a binding commitment to take any of the foregoing actions.

(c) Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct Seller’s or any of its Affiliates’ operations prior to the Closing. Prior to the Closing, the management of Seller shall exercise, consistent with and in accordance with the terms and conditions of this Agreement, complete control and supervision over the operations of Seller and its Affiliates.

(d) Immediately prior to the Closing, Seller shall cause any of its Affiliates holding any asset(s) that constitute Acquired Asset(s) to transfer and assign such asset(s) to Seller. Seller or its applicable Affiliates shall be solely responsible for, and shall pay, all costs and expenses, including all Taxes, resulting from such transfers.

7.2 Efforts; Execution of Transfer Documents.

(a) Subject to the terms and conditions of this Agreement and without limiting the express obligations hereunder, each of the Parties agrees to cooperate fully with each other and to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, in each case promptly following the date of the Option Exercise Notice, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Transactions, including to make and obtain all Consents required under applicable Laws, and to execute and deliver such documents and other papers and any other agreements, as may be necessary to, promptly following the date of the Option Exercise Notice, carry out the provisions of this Agreement and consummate and make effective the Transactions.

(b) At the Closing, Buyer shall, and shall cause each of its applicable Affiliates to, execute and deliver each Ancillary Agreement, and Seller shall, and shall cause each of its applicable Affiliates to, execute and deliver each Ancillary Agreement, in each case to which it is a party.

7.3 Access. During the Pre-Closing Period, not more than [***] during the period prior to delivery of the Option Trigger Notice, in addition to the rights of Buyer under Section 2.2, Seller shall and shall cause its Subsidiaries and Representatives to, upon reasonable prior notice, give Buyer and its authorized Representatives reasonable access during normal business hours to the Contracts, Books and Records, management and other personnel, in each case to the extent directly related to the Compound, any Product, the Acquired Assets or the Assumed Liabilities; provided, that Buyer and its Representatives shall not interfere unreasonably with the business and operations of Seller. The terms of the Confidentiality Agreement shall apply to any information provided to Buyer and its Representatives pursuant to this Section 7.3. Notwithstanding anything to the contrary set forth in this Section 7.3, Seller shall not be required to provide access to, or to disclose information, where such access or disclosure would, in the opinion of outside legal counsel to Seller, (a) jeopardize the attorney client or other legal privilege of Seller, or (b) violate any applicable Law; provided, that in each case, Seller shall: (i) give reasonable notice to Buyer of the fact that it is restricting or otherwise prohibiting access to any documents or information pursuant to this Section 7.3, (ii) inform Buyer with sufficient detail of the reason for such restriction or prohibition, and (iii) use and cause each of its applicable Affiliates to use its commercially reasonable efforts to cause the documents or information that are subject to such restriction or prohibition to be provided in a manner that would not reasonably be expected to violate such restriction or prohibition.

7.4 Exclusivity.

(a) During the Pre-Closing Period, Seller shall not, and Seller shall not permit any of its Affiliates or authorize any of their respective Representatives to, directly or indirectly through another Person, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or that would reasonably be expected to, facilitate or lead to, any Transaction Proposal; (ii) enter into, continue or otherwise participate in any discussions or negotiations with, or furnish to or disclose any information regarding the Compound or any Product to, or otherwise cooperate in any way with, any Person in connection with (or that would reasonably be expected to facilitate or lead to) any Transaction Proposal; provided, that any correspondence required to comply with the requirements of the following sentence shall not be considered a breach of the obligations set forth in this clause (ii); or (iii) enter into any letter of intent, agreement in principle, acquisition agreement, option agreement or other similar agreement relating to a Transaction Proposal. Seller shall, shall cause its Affiliates, and shall direct their respective Representatives to, (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any potential Transaction Proposal and (B) promptly after the date hereof cause to be terminated all access to any electronic data room relating to any potential Transaction Proposal. The taking of any action by any Person covered by Section 7.4(a) that violates the restrictions set forth in this Section 7.4(a) shall be deemed to be a breach of this Section 7.4(a) by Seller.

(b) If Seller or any of its Affiliates or Representatives receives any Transaction Proposal or inquiry that would reasonably be expected to lead to a Transaction Proposal, Seller shall, shall cause its Affiliates, and shall direct their respective Representatives to, in each case, promptly advise Buyer orally and in writing of such Transaction Proposal and the identity of the Person making any such Transaction Proposal or any such inquiry. Seller shall not, and it shall not permit any of its Affiliates or Representatives on behalf of Seller to, enter into any agreement with a Third Party that prevents Seller from complying with its obligations under this Section 7.4.

(c) During the period between Buyer’s exercise of the Option and the Closing, unless otherwise approved by Buyer, Seller shall not and Seller shall not permit any of its Affiliates or authorize any of their respective Representatives to, directly or indirectly through another Person, effect or enter into an agreement with respect to any Liquidation Event. [***].

7.5 Notification of Certain Matters. During the Pre-Closing Period, Seller shall promptly notify Buyer in writing (a) if any representation or warranty made by Seller contained in this Agreement becomes inaccurate in any material respect, or of any failure of Seller to comply with in any material respect any covenant or agreement to be complied with by them or it under this Agreement, such that any of the conditions to Buyer’s obligations to consummate the Transactions set forth in Section 10.1 or Section 10.3 would not be satisfied; and (b) of any written notice or other written communication received by Seller or any of its Subsidiaries from any Governmental Authority or from any Person indicating that the Transactions may require such Person’s consent. The delivery of any notice pursuant to this Section 7.5 shall not limit or otherwise affect the remedies available hereunder to Buyer or the conditions to Buyer’s obligations to consummate the Transactions set forth in Section 10.1 or Section 10.3.

7.6 Insurance. During the Pre-Closing Period, Seller shall maintain, at its own expense, commercially reasonable insurance coverage provided by insurance carriers with a financial strength rating of A- or greater from A.M. Best or an equivalent rating from Standard and Poor’s. Such insurance coverage will include clinical trial and products liability coverage, with limits of not less than $[***]. If the Closing occurs and any such insurance coverage is on a “claims-made” basis, such insurance must be maintained until at least the [***]anniversary of the Closing Date. Maintenance of insurance coverage in accordance with this Section 7.6 will not relieve Seller of any responsibility under this Agreement for damage in excess of insurance limits. Upon Buyer’s written request, Seller will promptly provide Buyer with a certificate from the insurer(s), or copies of policies, evidencing the insurance coverage required to be maintained by Seller under this Section 7.6.

7.7 Manufacturing Diligence. As promptly as practicable following the date hereof and in any event prior to the date of the Option Trigger, Seller shall, (a) provide Buyer with access to an electronic data room containing all documentation and other information reasonably necessary for Buyer to conduct full diligence on Seller as a contract development and manufacturing company, including documentation and information with respect to the Seller’s (or as applicable, its Affiliate’s) quality management system and manufacturing process for the Compound, all manufacturing data in Seller’s or any of its Affiliates’ possession or control with respect to the Compound, and all regulatory inspection documentation and responses relating to

Seller and its applicable Affiliates; (b) host, on a date and time mutually agreed by Seller and Buyer, an on-site pre-qualification visit for Buyer; (c) promptly respond to Buyer’s manufacturing diligence questions and findings; (d) if requested by Buyer, complete Buyer’s vendor qualification and quality assurance processes; and (e) provide Buyer access to Seller’s critical vendor list for the manufacture of the Compound; provided, that Seller shall not be required to disclose any Prohibited Information.

7.8 Manufacturing and Quality Agreements. If Buyer selects Seller as a contract manufacturer for the Compound following the completion of Buyer’s due diligence described in Section 7.7, the Parties shall negotiate in good faith and use commercially reasonable efforts to agree, no later than the earlier of (i) the date that is [***] from the date hereof and (ii) the date that is [***] after Buyer’s delivery of the Option Exercise Notice, on a form of manufacturing agreement containing terms consistent with this Section 7.8 under which Seller would have the right to manufacture and supply to Buyer (a) up to [***]% of Buyer’s demand for the Compound related to the TATCIST Study and (b) up to [***]% of Buyer’s demand for the Compound related to the first Pivotal Clinical Trial of the Compound initiated by Buyer (the “Manufacturing Agreement”), and a quality agreement containing customary terms with respect to the manufacture of the Compound under the Manufacturing Agreement (the “Quality Agreement”). [***]. The supply price for the Compound supplied under the Manufacturing Agreement for use by Buyer in Phase 2 Clinical Trials and any Pivotal Clinical Trial will be $[***], subject to annual adjustments for inflation (using a mutually agreed standard price index benchmark) and for [***]. If Seller supplies the Actinium-225 used in the manufacture of the Compound under the Manufacturing Agreement, Buyer will pay to Seller [***] for each dose of Actinium-225 supplied. No payments for Actinium-225 will be made to Seller if Buyer supplies the Actinium-225 used in the manufacture of the Compound under the Manufacturing Agreement. [***].

7.9 Manufacturing Technology Transfer.

(a) Effective as of the Closing, Seller, on its own behalf and on behalf of its Affiliates, hereby grants to Buyer and its Affiliates an exclusive (except to the limited extent required for Seller to perform its obligations under the Manufacturing Agreement), perpetual, irrevocable ([***]), royalty-free, worldwide, and transferable right and license, with a right to grant sublicenses through multiple tiers, under all Know-How and Information owned or Controlled by Seller or any of its Affiliates relating to the Manufacture of the Compound or any Product (the “Licensed Manufacturing Know-How”) solely to Manufacture the Compound or any Product. The Licensed Manufacturing Know-How, as of the date of this Agreement, is listed on Schedule 7.9(a).

(b) In connection with Buyer’s exercise of the Option, when and as requested by Buyer, Seller shall, and shall cause its Affiliates to, transfer to Buyer or its designee all Licensed Manufacturing Know-How, including by providing Buyer with: (a) all Books and Records reflecting the Licensed Manufacturing Know-How, including all documentation relating to the then-current process for the Manufacture of the Compound or any Product and any improvements or enhancements to such processes which have been made but not yet implemented; and (b) all reasonable assistance requested by Buyer or its designee to implement the Manufacturing process at the facilities designated by Buyer; provided that such assistance shall cease on the date [***]. In order to facilitate such transfer, Seller and its applicable Affiliates shall (i) participate in a reasonable number of meetings (including video-conference and in person meetings) between the Parties’ experts in the critical aspects of the execution of such technology transfer; (ii) participate in a reasonable number of post-meeting consultations among the Parties’ experts via phone or video-conference; and (iii) facilitate, at Buyer’s expense, Buyer’s entry into applicable agreements with any Third Party suppliers who perform any Manufacturing or contracted activities relating to the Compound or any Product for Seller or any of its Affiliates as of the Closing Date. Except as expressly provided herein, each Party shall bear its own costs and expenses in connection with any transfer made pursuant to this Section 7.9; provided that, with respect to Seller’s costs and expenses incurred under clause (b) of the immediately preceding sentence, the first [***] of activities and support shall be at Seller’s cost and expense and thereafter shall be at Buyer’s cost and expense (with Buyer’s cost and expense being equal to [***]). Buyer shall and shall cause its Affiliates and shall use commercially reasonable efforts to cause Payment Obligors and other sublicensees to maintain the confidentiality of all Licensed Manufacturing Know-How and to use such Licensed Manufacturing Know-How solely in connection with Manufacturing the Compound or any Product.

7.10 Delivery of Data Site Copies(a) . Promptly, but no later than 10 days, following the date of this Agreement, Seller shall deliver to Buyer a USB flash drive or other electronic storage device containing the true and complete contents of the Data Site as of 11:59 pm, Eastern Time, on the date that is two days prior to the date of this Agreement and as of the time at which this Agreement was executed and delivered by the Parties. Promptly, but no later than 10 days, following the Closing Date, Seller shall deliver to Buyer a USB flash drive or other electronic storage device containing the true and complete contents of the Data Site as of the Closing Date.

7.11 Biweekly Data Reports and Pre-Closing Data License. Effective upon the execution of this Agreement, Seller shall provide Buyer with clinical reports of the status of the TATCIST Study on a [***] basis, such reports to be limited to (a) prior to Buyer’s exercise of the Option, the first [***] patients enrolled during the Pre-Closing Period and thereafter, [***] and (b) information directly related to the number of patients enrolled, clinical reports including labs, available imaging reports, the clinical condition of the patients in regard to effectiveness of the therapy and any adverse events, in such form as shall be mutually agreed to by Seller and Buyer. Effective upon Buyer’s delivery of an Option Exercise Notice, Seller, on its own behalf and on behalf of its Affiliates, hereby grants to Buyer and its Affiliates for the remainder of the Pre-Closing Period an exclusive, irrevocable, royalty-free, worldwide right and license, with a right to grant sublicenses through multiple tiers, to use any and all Know-How and Information generated with respect to the Compound that is owned or Controlled by Seller or any of its Affiliates for any lawful purpose. Without limiting Seller’s obligations under Section 2.4(b), Seller shall promptly, and in any event within [***], following Buyer’s delivery of an Option Exercise Notice deliver to Buyer copies of any Books and Records reflecting such Know-How and Information.

7.12 Clinical Trial Agreement. Promptly following the date hereof, the Parties shall negotiate in good faith a clinical trial agreement on customary terms under which Seller and its Affiliates would continue to conduct the TATCIST Study on behalf of Buyer following the Closing (the “Clinical Trial Agreement”).

ARTICLE VIII

OTHER AGREEMENTS

8.1 Books and Records; Access; Assistance.

(a) Subject to Section 8.1(b), including limitations that are required to preserve any applicable attorney-client privilege, after the Closing, as applicable, Buyer and Seller shall and Seller shall cause its applicable Affiliates to make reasonably available to each other and their respective Affiliates and Representatives (as reasonably requested) and to any Taxing Authority or any other Governmental Authority, all books and records to the extent related to the Compound, the Acquired Assets or the Assumed Liabilities for all periods prior to the Closing Date and shall use commercially reasonable efforts to preserve, for at least [***] after the Closing Date or, if applicable and later, the expiration of the applicable statutes of limitations or extensions thereof: (i) all such books and records, (ii) Tax Returns solely pertaining to the research, development or manufacture of the Compound, the Acquired Assets or any Products and (iii) government Contract information, records or documents, to the extent relating to the research, development or manufacture of the Compound, the Acquired Assets or the Assumed Liabilities; provided, that a Party and its Affiliates and Representatives shall only be entitled to access such books and records identified in clause (ii) to the extent necessary in connection with any Tax or other Proceeding, including any Tax audit, by or before any Governmental Authority or to satisfy their respective Tax, accounting or financial reporting obligations. Buyer and Seller shall also make available to each other for such period, during normal business hours and upon reasonable advanced request, personnel responsible for preparing or maintaining such information, records and documents; provided, that no such personnel access shall unreasonably disrupt the other Party’s normal business operations. The right to access provided by this Section 8.1 shall include the right to make copies of accessed documents; provided, that all such copies shall be at the sole cost and expense of the requesting Party. The Party providing access under this Section 8.1 shall have the right to reasonably redact all such documents.

(b) Notwithstanding the foregoing, this Section 8.1 shall not provide Buyer or Seller (or their respective Representatives) any access rights to documents, information or personnel of the other Party (i) which access would violate any Laws or Contractual or other obligations regarding the confidentiality thereof (unless any such violation could be and is avoided by the recipient’s execution and delivery of an appropriate confidentiality agreement), (ii) which access would, in the opinion of outside legal counsel to the Party receiving such request, jeopardize any attorney-client, work product, or like privilege, or (iii) for the purpose of use in connection with potential or actual litigation, arbitration or mediation between Buyer or any Affiliate of Buyer, on the one hand, and Seller or any Affiliate of Seller, on the other hand (nor, for the avoidance of doubt, shall Buyer or Seller or any of their respective Affiliates have any right to use any document or information obtained from the other pursuant to this Section 8.1 in any such Proceeding); provided, that in the case of the preceding clauses (i) and (ii), the Party that is requested to provide such access shall (x) give reasonable notice to the requesting Party of the fact that it is restricting or otherwise prohibiting access to any documents or information pursuant to this Section 8.1, (y) inform the requesting Party with sufficient detail of the reason for such restriction or prohibition and (z) use its commercially reasonable efforts to cause the documents or information that are subject to such restrictions or prohibitions to be provided in a manner that would not reasonably be expected to violate such restrictions or prohibitions.

8.2 Privileged Matters. Each Party acknowledges that: (a) each Party and its Affiliates has or may obtain Privileged Information; (b) there are or may be Litigation Matters affecting both of Buyer and Seller or their respective Affiliates; (c) both Buyer and Seller have a common legal interest in Litigation Matters, in the Privileged Information and in the preservation of the confidential status of the Privileged Information, in each case to the extent relating to the Business; and (d) both Buyer and Seller intend that the Transactions and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

8.3 Non-Competition. From the Closing Date through the expiration of the Deferred Variable Payment Term, (a) neither Seller nor its Affiliates shall, directly or indirectly, research, seek to identify, develop, make, have made, use, distribute, market, sell or otherwise commercialize any Competing Product and (b) neither Seller nor its Affiliates shall grant to any Third Party any right or license to research, seek to identify, discover, develop, make, have made, use, distribute, market, sell or otherwise commercialize any Competing Product. Seller acknowledges and agrees that its agreements in this Section 8.3 are an integral part of the Transactions and without the agreements in this Section 8.3, Buyer would not have entered into this Agreement. [***].

8.4 TATCIST Study and Regulatory Transfers. As soon as is reasonably practicable (but, in the absence of any event described in clause (iii) or clause (vi) of the definition of Material Adverse Effect, within (1) the later of [***] following the Buyer’s request therefor and [***] following the Closing Date, (a) Seller shall, or shall cause its applicable Affiliate to, execute and deliver to the applicable Regulatory Authority all documents required to authorize the transfer to Buyer of all Transferred Governmental Authorizations, Transferred Regulatory Materials and the sponsorship of the TATCIST Study, in each case, effective as of the Closing, and (b) Buyer shall execute and deliver to the applicable Regulatory Authority all documents required to accept such transfer. From and after the Closing, Buyer shall assume all operational and financial responsibility for the TATCIST Study (subject to the allocation of Assumed Liabilities and Excluded Liabilities set forth in this Agreement) and, subject to the terms of any Contract to be entered into by Buyer and Excel Diagnostics and Nuclear Oncology Center with respect to the TATCIST Study, Excel Diagnostics and Nuclear Oncology Center shall continue to be a primary clinical site for the TATCIST Study. Each of Seller and Buyer shall, and shall cause their respective Affiliates to, take all actions required to facilitate the orderly transition of the TATCIST Study to Buyer, and Seller shall, or shall cause its applicable Affiliates to, provide Buyer with such regulatory assistance regarding the Compound and the TATCIST Study as Buyer may reasonably request. [***] shall be responsible for all reasonable costs and expenses of third-party advisors or consultants engaged by Seller for the purpose of providing such regulatory assistance; provided that [***] prior approval will be required to the extent such costs or expenses exceed $[***] in the aggregate, such approval not to be unreasonably withheld, delayed or conditioned.

8.5 Additional TATCIST Transfer Services. Upon Buyer’s reasonable request, Seller shall make available to Buyer and its Affiliates during normal business hours those of Seller’s and its Affiliates’ personnel (to the extent such personnel continue to be employed by Seller or its Affiliates) who, prior to the Closing, were involved in the TATCIST Study and the development of the Compound and who are knowledgeable with regard to research and development, regulatory and clinical matters regarding the TATCIST Study and the Compound, to consult with Buyer and its Affiliates regarding such matters and provide assistance with respect to the transfer of any INDs from Seller to Buyer pursuant to this Agreement. All such access, consultation and assistance shall be provided at no cost to Buyer from the Closing Date until the date that is [***] after the Closing Date. For any of such consultation or assistance provided after the date that is [***] after the Closing Date, Buyer shall pay to Seller $[***] of working time spent by Seller’s or its Affiliates’ employees engaged in providing such consultation or assistance. Buyer shall pay all undisputed amounts due under this Section 8.5 within [***] following its receipt from Seller of a reasonably detailed invoice therefor.

8.6 Further Assurances. Seller shall, and shall cause its applicable Affiliates to, at any time and from time to time after the Closing Date, upon the request of Buyer, do, execute, acknowledge, deliver and file, or cause to be done, executed, acknowledged, delivered or filed, all such further acts, deeds, transfers, conveyances, assignments or assurances as may be reasonably required for the better transferring, conveying, assigning and assuring to Buyer, or for the aiding and assisting in the reducing to possession by Buyer of, any of the Acquired Assets, or for otherwise carrying out the purposes of this Agreement and the Ancillary Agreements and the consummation of the Transactions.

8.7 [***].

(a) Buyer shall not terminate or deprioritize the development of the Compound in favor of internal Ac-PSMA-617 or Ac-PSMA I&T development programs prior to the achievement of all Development and Regulatory Events. Buyer may, in its discretion, deprioritize or terminate the development of the Compound based on scientific, commercial and other relevant factors, including the regulatory environment, safety and efficacy, expected and actual market exclusivity and competition, patentability, the expected and actual cost and time to develop, product life, the expected and actual pricing, reimbursement and profitability, the expected likelihood of Regulatory Approval, and the amounts of marketing and promotional expenditures required.

(b) Buyer shall notify Seller of the complete termination by Buyer and its Affiliates of all development activities with respect to the Compound prior to the achievement of all Development and Regulatory Events (a “Pre-Commercial Termination”). In the event of a Pre-Commercial Termination, Buyer shall notify Seller if Buyer has not sold, licensed or otherwise transferred the rights to develop and commercialize the Compound to a Third Party within [***] after the date on which the Pre-Commercial Termination became effective. Promptly after Seller’s receipt of such notice, Buyer will negotiate with Seller for up to [***] the terms on which Buyer will promptly transfer to Seller, and Seller will acquire, all pre-clinical and clinical data, orphan drug designations, INDs and other Regulatory Materials then owned by Buyer or any of its Affiliates that (i) were included in the Acquired Assets or (ii) relate exclusively to the Compound [***] Seller will not be required to pay a purchase price for the transfer of the Reversion assets, but will be financially responsible for, and shall pay directly or reimburse Buyer for, all out-of-pocket costs incurred by Buyer and its Affiliates in connection with a Reversion that exceed [***].

8.8 Residual Know-How License(a) . Effective as of the Closing, Seller, on its own behalf and on behalf of its Affiliates, hereby grants to Buyer and its Affiliates an exclusive, perpetual, irrevocable, royalty-free, worldwide, and transferable right and license, with a right to grant sublicenses through multiple tiers, under all Know-How and Information owned or Controlled by Seller or any of its Affiliates to the extent relating to 225-Ac-PSMA or the Compound, including all radiolabeled complexes thereof, that is not included in the Licensed Manufacturing Know-How or Transferred Know-How (the “Other Licensed Know-How”) solely to research, develop, Manufacture, commercialize and otherwise exploit the Compound or any Product. Upon Buyer’s request therefor, Seller shall and shall cause its Affiliates to provide Seller and its Affiliates with access to and copies of the portions of the Books and Records related to the Compound or 225-Ac-PSMA pertaining to or reflecting the Other Licensed Know-How that are not included in the Transferred Books and Records.

ARTICLE IX

TAX MATTERS

9.1 Transfer Taxes. Transfer Taxes shall be borne by Seller. Seller and Buyer shall cooperate to timely prepare and file any Tax Returns relating to such Transfer Taxes, including any claim for exemption or exclusion from the imposition of any Transfer Taxes. With respect to any Tax Returns relating to Transfer Taxes required to be filed by Buyer or any of its Affiliates, Seller shall pay to Buyer, not later than [***] before the due date for payment of such Transfer Taxes, the amount of Transfer Taxes shown to be due on such Tax Return in immediately available funds in accordance with written instructions of Buyer. The Party filing such Tax Return shall furnish to the other Party a copy of the relevant Tax Return and a copy of a receipt showing payment of any such Transfer Tax.

9.2 VAT. Each of the Option Fee payable pursuant to Section 2.1(b), the Option Exercise Price, the payments in respect of Additional Site Dosings pursuant to Section 2.3, any Deferred Fixed Payment and any Deferred Variable Payment is exclusive of any VAT. Seller shall be responsible for any VAT imposed in connection with the transfer of the Acquired Assets or the grant of the Option pursuant to this Agreement, and shall timely issue a valid invoice to Buyer with respect to any VAT.

9.3 Tax Cooperation. Subject to Section 8.1, Buyer and Seller agree to furnish or cause their Affiliates to furnish, to each other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets or the Business as is reasonably necessary for the filing of all Tax Returns and other Tax filings, the preparation for any audit by any Taxing Authority and the defense of any Claim or Proceeding relating to Taxes of the Acquired Assets or the Business. No Party shall be required to deliver or otherwise provide cooperation, documentation or information with respect to Taxes that is not related to the Acquired Assets or the operation of the Business or that such Party considers in good faith to be proprietary, including any documentation or information relating to any consolidated, combined or unitary Tax Return of the Parties or any of their respective Affiliates, or any other Tax Return of the Parties or any of their respective Affiliates to the extent not related to the Acquired Assets or the Business.

9.4 Straddle Period Allocation. In the case of any Tax with respect to the Acquired Assets that is assessed with respect to a taxable period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”), the amount of such Taxes based on or measured by income, sales, use, receipts or similar items (other than property and ad valorem Taxes) of such Acquired Assets for the portion of the Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of any other Taxes and any exemptions, allowances or deductions determined for the entire Straddle Period that, in each case, relate to the portion of the Straddle Period ending on and including the Closing Date shall be pro-rated on a per diem basis.

9.5 Section 56.4 Election. The Parties intend that the conditions set forth in subsection 56.4(7) of the ITA have been met such that subsection 56.4(5) of the ITA applies to any “restrictive covenants” (as defined in subsection 56.4(1) of the ITA) granted by Seller pursuant to this Agreement with respect to the Business, including the conditions set forth in Section 8.3 (the “Restrictive Covenants”). The Parties acknowledge and agree (a) that the Restrictive Covenants are integral to this Agreement and are being granted, executed and delivered to maintain or preserve the fair market value of the Acquired Assets, and (b) that no proceeds or other amount received or receivable under this Agreement by Seller shall be for granting any Restrictive Covenant under this Agreement. At the request of Buyer or Seller and to the extent permitted by the ITA, the Parties shall make and file any election or amended election in prescribed form (or such other form as Buyer or Seller may reasonably request) and within the prescribed time limits pursuant to subsection 56.4(7) of the ITA, and any analogous provision of Canadian provincial or territorial Tax Laws.

9.6 Tax Provision Priority. To the extent that this Article IX conflicts with any other provision in this Agreement, this Article IX shall govern.

ARTICLE X

CONDITIONS TO CLOSING

10.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any and all of which may be waived, in whole or in part, by Seller and Buyer, as the case may be, to the extent permitted by Law:

(a) No Adverse Law or Order shall be in effect, and no Proceedings shall be pending or threatened by any Governmental Authority seeking any such Adverse Law or Order.

(b) Buyer shall have delivered the Option Exercise Notice to the Seller pursuant to, and in accordance with, the provisions of Section 2.4.

10.2 Conditions to Seller’s Obligations. The obligation of Seller to consummate the Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived by Seller:

(a) The representations and warranties set forth in Article VI shall be true and correct as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), except for inaccuracies that, individually or in the aggregate, would not reasonably be expected to prevent or materially delay Buyer’s consummation of the Transactions.

(b) Buyer shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with by Buyer under this Agreement at or prior to the Closing.

(c) Buyer shall have delivered to Seller:

(i) each of the documents required to be delivered by Buyer or its Affiliates pursuant to Section 4.2(b); and

(ii) a certificate dated as of the Closing Date, signed by a duly authorized officer of Buyer, certifying that the conditions set forth in Sections 10.2(a) and 10.2(b) have been duly satisfied.

10.3 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived by Buyer:

(a) The representations and warranties set forth in Article V (i) that are (A) qualified by materiality or Material Adverse Effect qualifications or (B) the Fundamental Representations shall be true and correct as of the Closing Date (except that any such representations that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date); and (ii) other than the Fundamental Representations, that are not qualified by materiality or Material Adverse Effect qualifications shall be true and correct as of the Closing Date (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or some other date shall be true and correct as of such date), except for, in the case of clause (ii), inaccuracies that, individually or in the aggregate, are not and would not reasonably be expected to have a Material Adverse Effect.

(b) Seller shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with by Seller under this Agreement at or prior to the Closing.

(c) Since the date of this Agreement, there shall not have been a Material Adverse Effect.

(d) Seller shall have delivered to Buyer:

(i) each of the documents required to be delivered by Seller pursuant to Section 4.2(a); and

(ii) a certificate dated as of the Closing Date, signed by a duly authorized officer of Seller, certifying that the conditions set forth in Sections 10.3(a) through 10.3(c) have been duly satisfied.

10.4 Frustration of Closing Conditions. Except as required by applicable Law, neither Seller nor Buyer may rely on the failure of any condition set forth in Sections 10.1, 10.2 or 10.3, as the case may be, to be satisfied if such Party’s (or its Affiliate’s) breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, such failure.

ARTICLE XI

TERMINATION

11.1 Termination Prior to the Closing. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written agreement of Seller and Buyer;

(b) by Seller or Buyer, by written notice to the other Party, if the Closing has not occurred by 11:59 p.m., Eastern Time, on [***] (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(b) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Closing not occurring prior to the Outside Date;

(c) subject to Section 11.2(b) below, by Seller or Buyer upon the occurrence of a Study Termination Event;

(d) by Seller, by written notice to Buyer, if, after the date on which Buyer delivers the Option Exercise Notice, Buyer shall have breached any of its representations or warranties or failed to comply with any of its covenants or agreements contained in this Agreement, which breach or failure (i) would give rise to the failure of the conditions set forth in Section 10.2(a) or Section 10.2(b) and (ii) is incapable of being cured, or is not cured, by Buyer within [***] following receipt of written notice of such breach or failure to comply from Seller; provided, however, that the right to terminate this Agreement under this Section 11.1(d) shall not be available to Seller if Seller has breached any of its representations or warranties or failed to comply with any of its covenants or agreements contained in this Agreement in any material respect;

(e) by Buyer, by written notice to Seller, if, after the date on which Buyer delivers the Option Exercise Notice, Seller shall have breached any of its representations or warranties or failed to comply with any of its covenants or agreements contained in this Agreement, which breach or failure (i) would give rise to the failure of the conditions set forth in Section 10.3(a) or Section 10.3(b) and (ii) is incapable of being cured, or is not cured, by Seller within [***] following receipt of written notice of such breach or failure to comply from Buyer; provided, however, that the right to terminate this Agreement under this Section 11.1(e) shall not be available to Buyer if Buyer has breached any of its representations or warranties or failed to comply with any of its covenants or agreements contained in this Agreement in any material respect;

(f) by either Seller or Buyer, by written notice to the other, in the event that any final and non-appealable Adverse Law or Order is issued by a Governmental Authority;

(g) by Buyer, by written notice to Seller, at any time prior to the delivery of the Option Exercise Notice, if Buyer shall determine in its sole discretion that it does not wish to exercise the Option; or

(h) by either Seller or Buyer, by written notice to the other, if Buyer has not delivered the Option Exercise Notice to Seller by the end of the Option Period (as the Option Period may be extended pursuant to Section 2.4(c)).

11.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Transactions pursuant to Section 11.1, written notice thereof shall forthwith be given by the terminating Party to the other Party, each Party shall comply and cause its Affiliates and direct its Representatives to comply with its obligations under the Confidentiality Agreement related to the destruction or return of “[Confidential Information]” (as defined in the Confidentiality Agreement), and no Party to this Agreement shall have any Liability under this Agreement to any other Party except for any Liability of any Party for Fraud or any willful and material breach by such Party of any of its covenants or agreements set forth in this Agreement; it being understood and agreed that the Confidentiality Agreement, this Section 11.2 and Article XIII (except for Section 13.3) shall remain in full force and effect following such termination. Notwithstanding anything to the contrary herein, (a) this Section 11.2, Article XII and Article XIII (except for Section 13.3) shall survive any termination of this Agreement pursuant to Section 8.7 and (b) if Seller provides notice of intent to terminate this Agreement pursuant to Section 11.1(c), Buyer shall have [***] following its receipt of Seller’s notice of termination in which to deliver an Option Exercise Notice. If Buyer delivers an Option Exercise Notice within such period (the “Termination-Period Exercise”), Seller’s notice of termination shall be deemed rescinded and this Agreement shall thereafter remain in effect according with its terms; provided that in the event of a Termination-Period Exercise, Seller shall not be liable for any Losses related to the Study Termination Event pursuant to Article XII or otherwise.

ARTICLE XII

INDEMNIFICATION

12.1 Survival; Effect of Materiality Qualifiers; Losses. The representations, warranties and covenants of Seller and Buyer contained in this Agreement shall survive the Closing for the period set forth in this Section 12.1. All representations and warranties contained in this Agreement and all claims with respect thereto shall terminate upon the date that is [***] after the Closing Date; provided, however, that the representations and warranties contained in [***] (collectively, the “Fundamental Representations”), shall, other than with respect to the representations and warranties in [***], terminate upon the earlier of (i) the date that is [***] after the Closing Date and (ii) [***], and the representations and warranties in [***] shall terminate on the date that is [***] following the [***] anniversary of Closing. All claims with respect to the covenants of Seller and Buyer (i) which by their terms do not contemplate performance after the Closing shall terminate upon the date that is [***] after the Closing Date, and (ii) which by their terms contemplate performance after the Closing, shall terminate upon [***]. In the event that notice of any claim for indemnification under this Article XII has been given pursuant to Section 12.4 or Section 12.5, as the case may be, within the applicable survival period, the representations and warranties or covenants that are the subject of such indemnification claim (and the right to pursue such claim) shall survive with respect to such claim until such time as such claim is finally resolved. It is the intention of the Parties that the survival periods and termination date set forth in this Section 12.1 supersede any statute of limitations applicable to such representations and warranties and covenants or claim with respect thereof.

12.2 Indemnification by Seller.

(a) From and after the Closing and subject to the provisions of this Article XII, Seller shall indemnify, defend and hold harmless Buyer, its Affiliates and their respective officers, directors, employees, agents, successors and permitted assigns (collectively, the “Buyer Indemnified Parties”) from, against and in respect of, and compensate and reimburse them for, any and all Losses imposed on, sustained, incurred or suffered by any of the Buyer Indemnified Parties to the extent arising out of or resulting from:

(i) the breach of any representation or warranty made by Seller in this Agreement or the certificate delivered by Seller pursuant to Section 10.3(d)(ii);

(ii) the breach of any covenant or agreement of Seller in this Agreement; or

(iii) any Excluded Liability.

(b) Seller shall have no Liability for any claim for indemnification pursuant to Section 12.2(a)(i) unless the aggregate amount of Losses in respect of breaches of Seller’s representations and warranties exceeds the Deductible, in which event Seller shall be liable for Losses in excess of the Deductible up to the Cap; provided, however, that the foregoing limitations set forth in this Section 12.2(b) shall not apply to (x) breaches of the Fundamental Representations, or (y) claims based upon Fraud with respect to the representations and warranties made by Seller in this Agreement.

(c) Other than in the case of breaches of the Fundamental Representations or Fraud with respect to the representations and warranties made by Seller in this Agreement or the certificate delivered by Seller pursuant to Section 10.3(d)(ii), Seller’s aggregate liability for indemnification under Section 12.2(a)(i) shall in no event exceed the Cap; provided, that to the extent that Buyer or any other Buyer Indemnified Party is not able to recover any Losses resulting from any such breach solely as a result of the Cap in effect at such time, and the amount of the Cap subsequently increases, then the amount of any such unrecovered Losses for such breach shall be recoverable subject to such increased Cap; provided, further, that, for clarity, the foregoing proviso shall not extend the applicable survival period under Section 12.1.

(d) Other than in the case of Fraud with respect to the representations and warranties made by Seller in this Agreement or the certificate delivered by Seller pursuant to Section 10.3(d)(ii), the cumulative indemnification obligations of Seller under Sections 12.2(a)(i) and 12.2(a)(ii) (other than in the case of [***]) shall in no event exceed, in the aggregate, [***]. To the extent that Buyer or any other Buyer Indemnified Party is not able to recover any Losses resulting from any such breach solely as a result of the limitation in the immediately preceding sentence, and the aggregate of the amount actually received by and the amount due and payable (but not yet paid) to Seller under this Agreement subsequently increases, then the amount of any such unrecovered Losses for such breach shall be recoverable up to the amount of such increase; provided, that, for clarity, this sentence shall not extend the applicable survival period under Section 12.1.

(e) The right of Buyer to indemnification pursuant to Section 12.2 will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to any accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement herein. [***].

12.3 Indemnification by Buyer.

(a) From and after the Closing and subject to the provisions of this Article XII, Buyer shall indemnify, defend and hold harmless Seller, its Affiliates and their respective officers, directors, employees, agents, successors and permitted assigns (collectively, the “Seller Indemnified Parties”, and each of the Buyer Indemnified Parties and the Seller Indemnified Parties, an “Indemnified Party”) from, against and in respect of, and compensate and reimburse them for, any and all Losses imposed on, sustained, incurred or suffered by any of the Seller Indemnified Parties to the extent arising out of or resulting from:

(i) the breach of any representation or warranty made by Buyer in this Agreement or the certificate delivered by Buyer pursuant to Section 10.2(c)(ii);

(ii) the breach of any covenant or agreement of Buyer in this Agreement; or

(iii) any Assumed Liability.

(b) Buyer shall have no Liability for any claim for indemnification pursuant to Section 12.3(a)(i) unless the aggregate amount of Losses in respect of breaches of Buyer’s representations and warranties exceeds the Deductible, in which event Buyer shall be liable solely for Losses in excess of the Deductible up to the Cap; provided, however, that the foregoing limitations set forth in this Section 12.3(b) shall not apply to (x) breaches of Fundamental Representations, or (y) claims based upon Fraud with respect to the representations and warranties made by Buyer in this Agreement or the certificate delivered by Buyer pursuant to Section 10.2(c)(ii).

(c) Other than in the case of breaches of the Fundamental Representations or Fraud with respect to the representations and warranties made by Buyer in this Agreement or the certificate delivered by Buyer pursuant to Section 10.2(c)(ii), Buyer’s aggregate liability for indemnification under Section 12.3(a)(i) shall in no event exceed the Cap; provided, that to the extent that Seller or any other Seller Indemnified Party is not able to recover any Losses resulting from any such breach solely as a result of the Cap in effect at such time, and the amount of the Cap subsequently increases, then the amount of any such unrecovered Losses for such breach shall be recoverable subject to such increased Cap; provided, further, that, for clarity, the foregoing proviso shall not extend the applicable survival period under Section 12.1.

(d) Other than in the case of Fraud with respect to the representations and warranties made by Buyer in this Agreement or the certificate delivered by Buyer pursuant to Section 10.2(c)(ii), the cumulative indemnification obligations of Buyer under Sections 12.3(a)(i) and 12.3(a)(ii) (other than in the case of [***]) shall in no event exceed, in the aggregate, [***]. To the extent that Seller or any other Seller Indemnified Party is not able to recover any Losses resulting from any such breach solely as a result of the limitation in the immediately preceding sentence, and the aggregate of the amount actually received by and the amount due and payable (but not yet paid) to Seller under this Agreement subsequently increases, then the amount of any such unrecovered Losses for such breach shall be recoverable up to the amount of such increase; provided, that, for clarity, this sentence shall not extend the applicable survival period under Section 12.1.

(e) The right of Seller to indemnification pursuant to Section 12.3 will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to any accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement herein. [***].

12.4 Third Party Claims.

(a) In the event that any Claim for which Buyer or Seller (an “Indemnifying Party”) may have Liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a Third Party (a “Third Party Claim”), Buyer (on behalf of any Buyer Indemnified Party) or Seller (on behalf of any Seller Indemnified Party), as applicable, shall promptly, but in no event more than [***] following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought under such Third Party Claim to the extent then ascertainable (which amount shall not be conclusive of the final amount of such claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure to timely give a Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has an actual and materially prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim.

(b) The Indemnifying Party shall have the right, at its option and expense, to defend the Indemnified Party in connection with any Third Party Claim and direct and control such defense with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party provided, however, that the Indemnifying Party may not assume control of the defense of any Third Party Claim (i) involving any criminal proceeding, action, indictment, allegation or investigation, or in which relief other than monetary damages is sought, (ii) involving the alleged misuse, infringement, misappropriation or violation of any Intellectual Property, (iii) involving a purported class action, (iv) if the Indemnifying Party has not notified the Indemnified Party in writing that it will be liable to indemnify the Indemnified Party with respect to all Losses relating to such Third Party Claim, subject to the limitations of Section 13.2 or Section 13.3, as applicable, or (v) if the Third Party Claim relates to a Proceeding by any Regulatory Authority with respect to the Compound or any Product. In addition, the Indemnifying Party may not maintain the defense of a Third Party Claim if it has failed to defend such Third Party Claim in good faith. If the Indemnifying Party elects to defend the Indemnified Party against a Third Party Claim, it shall within [***] after its receipt of the applicable Claim Notice (or sooner, if the nature of the Third Party Claim so requires) notify the Indemnified Party of its intent to do so. Once the Indemnifying Party has assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at its own cost and expense; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (A) so requested by the Indemnifying Party to participate, (B) in the reasonable opinion of outside counsel to the Indemnified Party a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable, or (C) in the reasonable opinion of outside counsel to the Indemnified Party there are legal defenses available to the Indemnified Party that are different from or additional to those available to Indemnifying Party; and provided, further, that the Indemnifying Party shall not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Third Party Claim. If after assuming the defense of a Third Party Claim the Indemnifying Party determines that it is not required to provide indemnification therefor, it shall promptly notify the Indemnified Party, cease to control the defense of such Third Party Claim, and shall nonetheless be responsible for all costs of defense incurred by it prior to such notice. Neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of Buyer (on behalf of any Buyer Indemnified Party) or Seller (on behalf of any Seller Indemnified Party), as applicable, settle or compromise any Third Party Claim or permit a default or consent to entry of any Order unless (1) the claimant provides to such other party an unqualified release of the Indemnified Parties and Indemnifying Parties from all liability in respect of such Third Party Claim, (2) such settlement does not involve any injunctive relief binding upon the Indemnified Party or any of its Affiliates, (3) such settlement does not encumber any of the material assets of any Indemnified Party or impose any restriction or condition that would apply to or adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (4) such settlement does not involve any admission of liability or wrongdoing or violation of Law by any Indemnified Party or any of its Affiliates.

(c) If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, or is not permitted to assume the defense of a Third Party Claim pursuant to Section 12.4(b), the Indemnified Party shall have the right but not the obligation to assume its own defense, it being understood that any right of the Indemnified Party to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim.

(d) The Indemnified Party and the Indemnifying Party shall reasonably cooperate in order to ensure the proper and adequate defense of a Third Party Claim. The Indemnified Party and the Indemnifying Party shall keep each other fully informed with respect to the status of such Third Party Claim.

(e) The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

12.5 Direct Claims.

(a) If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third Party Claim (a “Direct Claim”), Buyer (on behalf of any Buyer Indemnified Party) or Seller (on behalf of any Seller Indemnified Party), as applicable, shall notify the Indemnifying Party in writing of such Direct Claim, the amount or the estimated amount of damages sought with respect to such Direct Claim to the extent then ascertainable (which amount shall not be conclusive of the final amount of such claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto; provided, however, that the failure to give such a claim notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has an actual and materially prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such claim.

(b) The Indemnifying Party shall have a period of [***] within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such [***] period, the Indemnified Party shall provide a second notice and if Indemnifying Party does not respond to such second notice within [***], will be deemed to have accepted the Direct Claim. If the Indemnifying Party rejects all or any part of the Direct Claim, the Indemnified Party shall be free to seek enforcement of its rights to indemnification under this Agreement with respect to such Direct Claim.

12.6 Set-Off(a) . In addition to all other remedies contemplated herein, subject to Section 12.2, Buyer shall have the right and option (but not the obligation) to set-off against and deduct from any Deferred Fixed Payment or Deferred Variable Payment that becomes due and payable hereunder the amount of Losses relating to any indemnification claim made by a Buyer Indemnified Party finally determined to be recoverable under this Agreement with respect to such claim.

12.7 Adjustment to Losses.

(a) [***]. [***].

(b) [***]. [***].

(c) [***]. [***].

12.8 Characterization of Indemnification Payments. Except as otherwise required by applicable Law, all payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 12.2 or Section 12.3 shall be treated as adjustments to the Purchase Price for all applicable Tax purposes.

12.9 Exclusive Remedy. Subject to Section 13.10, and except as otherwise expressly provided in this Agreement (including disputes under Section 1.1 (Net Sales), which are to be resolved pursuant to the procedures set forth in Schedule 1.1(A)), the Parties acknowledge that their sole and exclusive monetary remedy after the Closing with respect to any claims relating to, arising under, or resulting from this Agreement, and the sole and exclusive monetary remedy available to any Buyer Indemnified Party or Seller Indemnified Party after the Closing with respect to any claims relating to, arising under, or resulting from this Agreement, shall be pursuant to the indemnification provisions set forth in this Article XII. The foregoing shall in no way limit (a) the remedies available to any Party in the case of Fraud or any Person under any Ancillary Agreement or (b) the rights of a Party to seek equitable remedies (including specific performance or injunctive relief) or any remedies available to it under applicable Law in the event of a Party’s failure to comply with its indemnification obligations hereunder.

12.10 Satisfaction of Indemnification Claims. Subject to the rights of Buyer set forth in Section 12.6, Buyer or Seller, as applicable, shall pay the amount of any indemnification claim for which it agrees it is liable, or that has been finally determined to be owing by a court of competent jurisdiction or an arbitral body, in each case in accordance with this Agreement, and which has not otherwise been satisfied in accordance with this Agreement, by wire transfer of funds within 30 days after such agreement or determination.

ARTICLE XIII

MISCELLANEOUS

13.1 Assignment.

(a) Except as provided in Section 13.1(b), this Agreement may not be assigned or transferred by either Party in whole or in part, nor may any Party assign or transfer any rights or obligations created by this Agreement, without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed.

(b) Buyer may assign or transfer this Agreement, or any rights or obligations hereunder in whole or in part, to (i) one or more of its Affiliates, (ii) its successor in interest in connection with any sale, license or other disposition of all or substantially all of that portion of its business pertaining to the subject matter of this Agreement or (iii) as contemplated under Section 3.8(e); provided, however, that in the case of the foregoing clause (i), Buyer remains liable and responsible to Seller for the performance of its obligations hereunder and in the case of the foregoing clause (ii) such transferee assumes those obligations in writing. Seller may assign or transfer this Agreement and all of its rights and obligations hereunder in whole (but not in part) to its successor in interest in connection with a Liquidation Event permitted hereunder; provided, however, that such transferee assumes those obligations in writing.

(c) Subject to Section 13.1(a) and Section 13.1(b), the terms of this Agreement will be binding upon and will inure to the benefit of the successors, heirs, administrators and permitted assigns of the applicable Party. Any purported assignment in violation of this Section 13.1 will be null and void ab initio.

13.2 Public Announcements. Neither Party nor any of their respective Affiliates shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that (a) Buyer may make any public disclosure it believes in good faith, upon advice of counsel, is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case Buyer will provide reasonable advance notice, to the extent reasonably practicable, to Seller prior to making the disclosure and will in good faith consider Seller’s reasonable comments on such disclosure) and (b) either Party may make any public announcement that is substantially consistent with a prior press release or public announcement made with the consent of the other Party.

13.3 Confidentiality.

(a) Buyer and Seller agree that the Confidentiality Agreement, as it relates to Information, shall, as of the Closing Date, be terminated and of no further force and effect.

(b) Seller agrees that, from the Closing Date until the date that is [***] years following the Closing Date (or, with respect to any Buyer Information delivered to Seller in accordance with Section 3.8, the date that is [***] years following the date of such delivery) or with respect to any Buyer Information that constitutes a trade secret under applicable Law, until the later of the date that is [***] years following the Closing Date and the date on which such Buyer Information no longer constitutes a trade secret under applicable Law (other than as a result of any disclosure in violation of the Confidentiality Agreement, this Agreement or any Ancillary Agreement), Seller, any of its applicable Affiliates, and their Representatives shall (i) shall not use any Buyer Information for any purpose other than as required to perform their respective obligations or exercise or enforce their respective rights and remedies under this Agreement or any Ancillary Agreement or as required to comply with their respective regulatory, stock exchange, Tax, accounting or financial reporting requirements (collectively, “Permitted Uses”), and (ii) subject to Section 13.3(c), (A) not disclose any Buyer Information to any Person other than any of Seller’s Affiliates and Representatives who need to know such Buyer Information for any purpose described in the preceding clause (i) and (B) keep confidential and exercise the same degree of care with respect to maintaining the confidentiality of any Buyer Information in any of their possession that Seller and its Affiliates exercise with respect to similar types of their own proprietary information, but in no event less than a reasonable degree of care. [***].

(c) If any Buyer Information is required by Law or legal or administrative process to be disclosed, Seller shall promptly (and in any event prior to making such disclosure, to the extent permitted by Law) notify Buyer of such disclosure requirement so that Buyer or its Affiliates may seek a protective Order or other appropriate remedy. Seller shall, shall cause its Affiliates to and shall direct its respective Representatives to, reasonably cooperate, at Buyer’s expense, with Buyer or its Affiliates’ efforts to obtain such protective Order or other appropriate remedy. In the event that no such protective Order or other remedy is obtained, or Buyer does not waive compliance with this Section 13.3(c), and any of Seller, its applicable Affiliates, or their Representatives are nonetheless legally compelled to disclose such Buyer Information, then Seller, such Affiliate or such Representative, as the case may be, will furnish only that portion of the Buyer Information which Seller, such Affiliate or such Representative is advised by counsel is legally required to be furnished and will give Buyer written notice of the Buyer Information to be disclosed as far in advance as reasonably practicable and exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Buyer Information.

(d) The term “Buyer Information” means (i) upon consummation of the Closing, all information, knowledge and data of Seller and its Affiliates as of immediately prior to the Closing to the extent related to the Acquired Assets, the Compound or any Product or the Assumed Liabilities (the “Buyer Product Information”), (ii) all information, knowledge and data provided by Buyer or any of its Affiliates to Seller in connection with the Transactions other than any information contemplated by clause (i), but including all information provided by Buyer under Section 3.8, and (iii) all analyses, compilations, forecasts, studies, interpretations, summaries, notes, data and other documents and materials (in any form or medium of communication, whether written, oral, electronic or magnetic), whether prepared by Seller, any of its applicable Affiliates, any of their Representatives, or others, which contain, reflect or are generated from or based upon, in whole or in part, the information referred to in clauses (i) and (ii) of this sentence, other than any such information that (A) only with respect to clause (ii) above, is known to Seller prior to receipt thereof from Buyer or any of its Affiliates, (B) is disclosed to Seller by a Third Party which has a legal right to make such disclosure without requiring Seller to maintain the confidentiality thereof, (C) is or becomes part of the public domain through no fault of Seller or any of its Affiliates or Representatives, or (D) is independently developed by or for Seller after the Closing Date, without reliance on or reference to any information contemplated by clauses (i) or (ii) of this sentence, in the case of the foregoing clauses (A) and (D) as evidenced by Seller’s internal contemporaneous records.

(e) Buyer agrees that, from the Closing Date until the date that is [***] years following the Closing Date, or with respect to any Seller Information that constitutes a trade secret under applicable Law, until the later of the date that is [***] years following the Closing Date and the date on which such Seller Information no longer constitutes a trade secret under applicable Law (other than as a result of any disclosure in violation of the Confidentiality Agreement, this Agreement or any Ancillary Agreement), Buyer and its Representatives shall not use any Seller Information for any purpose other than, [***], and as required to (i) perform their respective obligations or exercise or enforce their respective rights and remedies under this Agreement or any Ancillary Agreement or (ii) to comply with their respective regulatory, stock exchange, Tax, accounting or financial reporting requirements, and shall, subject to Section 13.3(f), (A) not disclose any Seller Information to any Person other than any of Buyer’s Affiliates and Representatives who need to know such Buyer Information for any purpose described in the preceding clause (i) or (ii) and (B) keep confidential and exercise the same degree of care with respect to maintaining the confidentiality of any Seller Information in any of their possession that Buyer exercises with respect to similar types of its own proprietary information, but in no event less than a reasonable degree of care.

(f) If any Seller Information is required by Law or legal or administrative process to be disclosed, Buyer shall promptly (and in any event prior to making such disclosure, to the extent permitted by Law) notify Seller of such disclosure requirement so that Seller or its Affiliates may seek a protective Order or other appropriate remedy. Buyer shall, and shall direct its Representatives to, reasonably cooperate, at Seller’s expense, with Seller’s or Affiliate’s efforts to obtain such protective Order or other appropriate remedy. In the event that no such protective Order or other remedy is obtained, or Seller does not waive compliance with this Section 13.3(e), and Buyer or its Representatives are nonetheless legally compelled to disclose such Seller Information, Buyer or its Representatives, as the case may be, will furnish only that portion of the Seller Information which Buyer or its Representatives are advised by counsel is legally required to be furnished and will give Seller written notice of the Seller Information to be disclosed as far in advance as reasonably practicable and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Seller Information.

(g) The term “Seller Information” means (i) all information, knowledge and data provided in connection with the Transactions by Seller or its Affiliates to Buyer unrelated to the Acquired Assets, the Compound or any Product or the Assumed Liabilities, (ii) [***] and (iii) all analyses, compilations, forecasts, studies, interpretations, summaries, notes, data and other documents and materials (in any form or medium of communication, whether written, oral, electronic or magnetic), whether prepared by Buyer, Buyer’s Representatives or others, which contain, reflect or are generated from or based upon, in whole or in part, the information referred to in clause (i) or, [***], other than any such information that (A) is known to Buyer prior to receipt thereof from Seller or any of its Affiliates, (B) is disclosed to Buyer by a Third Party which has a legal right to make such disclosure without requiring Buyer to maintain the confidentiality thereof, (C) is or becomes part of the public domain through no fault of Buyer or any of its Affiliates or Representatives, or (D) is independently developed by or for Buyer, without reliance on or reference to any information received from Seller or any of its Affiliates, in the case of the foregoing clauses (A) and (D) as evidenced by Buyer’s or its applicable Affiliate’s internal contemporaneous records.

13.4 Expenses. Whether or not the Transactions are consummated, and except as otherwise specified herein, each Party shall bear its own costs and expenses in connection with this Agreement and the Ancillary Agreements and with respect to the Transactions.

13.5 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by an arbitration panel or court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. Further, the Parties agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

13.6 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and, to the extent set forth herein, their respective Affiliates and the Indemnified Parties, and no provision of this Agreement shall be deemed to otherwise confer upon any other Third Parties any remedy, Claim, Liability, reimbursement or other right in excess of those existing without reference to this Agreement.

13.7 Waiver. The waiver by a Party of any breach of any of the terms, covenants or conditions of this Agreement or of any right or privilege conferred by this Agreement shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges or as a waiver of any other terms, covenants, conditions, rights or privileges. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving Party.

13.8 Governing Law. This Agreement (and any Claim or controversy arising out of or relating to this Agreement or the Transactions) shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

13.9 Consent to Jurisdiction; Venue; Waiver of Jury Trial. Except for disputes under Section 1.1 (Net Sales) resolved pursuant to the procedures set forth in Schedule 1.1(A), each Party hereby (a) irrevocably submits to the exclusive jurisdiction of all state and federal courts sitting in the State of Delaware for the purpose of any and all actions, suits or proceedings arising in whole or in part out of, related to, or based upon or in connection with this Agreement, the other Ancillary Agreements or the transactions contemplated hereby or thereby, (b) waives to the extent not prohibited by applicable Law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the other Ancillary Agreements or the transactions contemplated hereby or thereby may not be enforced in or by such court, and (c) agrees not to commence any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each of the Parties hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, the other Ancillary Agreements or the transactions contemplated hereby or thereby.

13.10 Specific Performance. The Parties agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that the Parties shall be entitled (without proof of actual damages or otherwise or posting or securing any bond) to an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions of this Agreement, these being in addition to any other remedy to which they are entitled at law or in equity. The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide adequate remedy. Each of the Parties acknowledges and agrees that the right to specific performance and the other relief contemplated herein is an integral part of the Transactions and without such right, none of the Parties would have entered into this Agreement.

13.11 Representation by Counsel. Each Party represents and agrees with the other that it has been represented by or had the opportunity to be represented by independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement and the Ancillary Agreements in their entirety and have had them fully explained to them by such Party’s respective counsel, that each is fully aware of the contents thereof and their meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

13.12 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

13.13 Bulk Transfers. Buyer waives compliance with the provisions of all applicable Laws relating to bulk transfers in connection with the transfer of the Acquired Assets.

13.14 Notices. All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be made in writing signed by the sender and shall be deemed duly given (a) on the date delivered, if personally delivered, (b) the day that receipt is confirmed (with receipt confirmed by telephone or email) after being sent by email in PDF or similar electronic format, or (c) on the Business Day after being sent by Federal Express or another recognized overnight mail service that utilizes a written form of receipt for next day or next Business Day delivery, in each case addressed to the applicable Party at the address set forth below; provided, that a Party may change its address for receiving notice by the proper giving of notice hereunder:

If to Seller:

RadioMedix, Inc.

9701 Richmond Avenue, Suite 222

Houston, TX 77042

Attention: Dr. Ebrahim Delpassand

Email:

Telephone:

with a copy to (which shall not constitute notice):

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP

500 West Fifth Street, Suite 1215

Austin, Texas 78701

Attention: Wes Watts

Email:

Telephone:

If to Buyer:

Fusion Pharmaceuticals Inc.

270 Longwood Road

S. Hamilton, Ontario Canada L8P 0A6

Attention: Maria Stahl

Email:

Telephone:

with a copy to (which shall not constitute notice):

Covington & Burling LLP

One CityCenter

850 Tenth Street NW

Washington, DC 20001

Attention: Michael J. Riella

Email:

Telephone:

13.15 Counterparts; Signature Pages. The Parties may execute this Agreement in two or more counterparts, each of which will be deemed an original and all of which, when taken together, will be deemed to constitute one and the same agreement. Any signature page hereto may be signed manually or electronically and delivered by e-mail (including in PDF or similar electronic format) and shall be binding to the same extent as an original signature page and may be used in lieu of the original signatures for all purposes.

13.16 Entire Agreement; Amendment. This Agreement, the Confidentiality Agreement, the Ancillary Agreements (including the Transfer Documents after their execution and delivery hereunder), the Seller Disclosure Letter, the Buyer Disclosure Letter and the Schedules and Exhibits hereto contain the entire agreement of the Parties with respect to the Transactions, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both Seller and Buyer.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

SELLER

RADIOMEDIX, INC.

By:	/s/ Dr. Ebrahim Delpassand
Name: Dr. Ebrahim Delpassand
Title: Chief Executive Officer

BUYER

FUSION PHARMACEUTICALS INC.

By:	/s/ John Valliant
Name: John Valliant
Title: Chief Executive Officer

[Option and Asset Purchase Agreement]

Exhibit A

Bill of Sale and Assignment and Assumption Agreement

[See Attached.]

EXHIBIT A

FORM OF BILL OF SALE AND

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Bill of Sale and Assignment and Assumption Agreement (this “Agreement”) is made as of this [•] day of [•], [2022], by and between RadioMedix, Inc., a Texas corporation (“Seller”), and Fusion Pharmaceuticals Inc., a Canadian federal corporation (“Buyer”). Seller and Buyer are sometimes referred to herein collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Seller and Buyer have entered into an Option and Asset Purchase Agreement, dated as of November 14, 2022 (the “Option and Asset Purchase Agreement”); and

WHEREAS, pursuant to the Option and Asset Purchase Agreement, Buyer has exercised the Option, Seller has agreed to sell, transfer, convey, assign and deliver the Acquired Assets and assign the Assumed Liabilities to Buyer, and Buyer has agreed to purchase and accept the Acquired Assets and assume and satisfy and discharge when due the Assumed Liabilities from Seller.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants, agreements and provisions herein contained and contained in the Option and Asset Purchase Agreement, the Parties agree as follows:

1.

Definitions. Unless otherwise specifically provided herein, capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed thereto in the Option and Asset Purchase Agreement.

2.

Conveyance and Acceptance. In accordance with the provisions of the Option and Asset Purchase Agreement, Seller hereby sells, transfers, conveys, assigns and delivers to Buyer all of Seller’s rights, title and interests in and to the Acquired Assets, and Buyer hereby purchases and accepts the Acquired Assets, in each case, free and clear of all Liens other than Permitted Liens.

3.	Assumption of Assumed Liabilities. Seller hereby assigns to Buyer the Assumed Liabilities and Buyer hereby unconditionally assumes and agrees to satisfy and discharge the Assumed Liabilities.

4.	Option and Asset Purchase Agreement Controls. This Agreement is subject to, and governed entirely in accordance with, the terms and conditions of the Option and Asset Purchase Agreement.

5.

Miscellaneous. Sections 13.1, 13.4, 13.5, 13.7 through 13.9, 13.15 and 13.16 of the Option and Asset Purchase Agreement are incorporated by reference into this Agreement, mutatis mutandis, as if such provisions were set forth herein in their entirety.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

RADIOMEDIX, INC.

By:
Name:
Title:

FUSION PHARMACEUTICALS INC.

By:
Name:
Title:

Exhibit B

Compound

[***]

B-1

Exhibit C

Data Package

[***]

C-1